Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

EDGEN MURRAY CORPORATION

EDGEN MURRAY LLC

PETRO STEEL INTERNATIONAL, L.P.

PETRO STEEL INTERNATIONAL, LLC

and

Eric Berger

David Mullaney

John Ruttenberg

as

LIMITED PARTNERS

Dated April 11, 2007

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(continued)

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(continued)

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(continued)

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EXHIBITS

Exhibit A	Bill of Sale, Assignment and Assumption Agreement
Exhibit B	Note
Exhibit C	Escrow Agreement
Exhibit D	Real Property Lease Term Sheet
Exhibit E	Opinion of Buyer’s Counsel
Exhibit F	Legal Opinion of Company’s Counsel
Exhibit G	Employment Agreements
Exhibit H	Employment Offer Compensation Terms

Exhibit 1.2	Earn Out

SCHEDULES

3.1	Organization
3.3	No Conflict
3.4	Capitalization
3.6.1	Balance Sheet
3.6.2	Undisclosed Liabilities
3.7	Absence of Changes or Events
3.8.1	Title to Assets
3.8.2	Condition of Assets
3.10	Leases
3.11	Accounts Receivable Billing
3.11.1	Write-Offs
3.11.2	Outstanding Accounts Receivable
3.11.3	Inventories
3.12.1	Patents, Trademarks and Intellectual Property Rights
3.12.2	Patents, Trademarks and Intellectual Property Rights Defects
3.12.3	Company Software
3.13.1	Contracts
3.13.2	Contract Breaches
3.14	Litigation
3.15.1	Compliance with Laws; Permits
3.15.2	Notice of Action
3.16.1	Environmental Matters
3.16.2	Environmental Permits
3.16.3	Environmental Audits
3.17	Employee Benefit Matters
3.18.1	Tax Filings
3.18.2	Waivers of Statute of Limitation
3.18.3	Tax Litigation
3.19	Consents
3.20	Employee Relations Matters

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3.21	Transactions with Related Parties
3.22.1	Insurance Policies
3.22.2	Insurance Damages/Claims
3.23	Brokers
3.24	Compensation, Etc.
3.25	Significant Customers
3.26	Significant Suppliers
3.27	Warranty

4.5	Buyer Consents

5.2(c)	Distributions

9.1	Allocation Principles

[The schedules, exhibits and annexes to this agreement have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule, exhibit or annex to this agreement to the Securities and Exchange Commission upon its request.]

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of April 11, 2007, by and among Edgen Murray Corporation, a Nevada corporation (“Parent”), Edgen Murray LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Buyer”), Petro Steel International, L.P., a Pennsylvania limited partnership (“Petro Steel”), Petro Steel International, LLC, a Pennsylvania limited liability company (the “General Partner,” together with Petro Steel, the “Company”), and Eric Berger (“Mr. Berger”), David Mullaney (“Mr. Mullaney”) and John Ruttenberg (“Mr. Ruttenberg,” together with Mr. Berger and Mr. Mullaney, the “Limited Partners” and, together with Mr. Berger, Mr. Mullaney and the General Partner, the “Partners”).

RECITALS

A. WHEREAS, upon the terms and subject to the conditions set forth herein, the Company proposes to sell and transfer, and Buyer proposes to buy and assume, substantially all of the assets and certain liabilities of the Company.

B. WHEREAS, the Parent, the sole member of Buyer, the members of the General Partner and the Partners have authorized and approved the transactions contemplated hereby on the terms set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.

THE TRANSACTION

Section 1.1. Purchase and Sale of Acquired Assets; Assumed Liabilities.

(a) Purchase and Sale of Acquired Assets. Subject to the terms and conditions hereof, at the Closing, the Company shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from the Company, all of the Company’s right, title and interest in and to all the Company’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in either the Company’s books of account or financial statements, excluding only the Excluded Assets (as defined below) (the “Acquired Assets”), free and clear of any and all Encumbrances other than Permitted Encumbrances, including all of the following:

(i) all of the Company’s trade and other notes and accounts receivable, advance payments, deposits (including deposits on inventory), prepaid items and expenses, deferred charges, rights of offset and credits and claims for refund (other than Tax refunds to the extent not reflected as current assets in the calculation of Final Working Capital);

(ii) all of the Company’s inventory of raw materials, work in process, parts, subassemblies and finished goods, wherever located and whether or not obsolete or carried on the Company’s books of account, in each case with any transferable warranty and service rights of the Company with respect to such Acquired Assets;

(iii) all of the Company’s vehicles, parts and supplies, and all other items of machinery and equipment, wherever located, in each case with any transferable warranty and service rights of the Company with respect to such Acquired Assets;

(iv) all of the Company’s furniture, fixtures, office equipment and supplies, computer hardware and software, stored data, communication equipment, trade fixtures and leasehold improvements, wherever located, in each case with any transferable warranty and service rights of the Company with respect to such Acquired Assets;

(v) all of the Company’s rights under contracts, agreements and purchase and sale orders, including all of the Company’s rights under any of its customer contracts and any contract renewal rights;

(vi) all of the Company’s rights under leases for real or personal property other than the Affiliate Lease;

(vii) all of the Company’s books, records, manuals, documents, books of account, correspondence, sales and credit reports, customer lists, literature, brochures, advertising or promotional material and the like; provided that the Company shall retain Tax Returns and shall provide copies of Tax Returns to Buyer;

(viii) all of the Company’s claims, choses in action, causes of action and judgments;

(ix) all of the Company’s goodwill and rights in and to the name “Petro Steel International, L.P.” and “Petro Steel International, LLC” and in any other tradename, trademark, domain names, logo, design, slogan, tag line, fictitious name or service mark, or any variant of any of them, and any applications therefor or registrations thereof, and all any other forms of intellectual property or industrial property rights, including, any patents, copyrights, trade secrets or proprietary manufacturing processes, and any licenses, consents and other agreements relating thereto;

(x) any Permits issued to the Company to the extent their transfer is permitted by applicable Law; and

(xi) all insurance policies and benefits of the Company arising from or related to the Acquired Assets or Assumed Liabilities, including insurance rights and proceeds and including the Company’s accounts receivable credit insurance policy, rights and proceeds.

Without limiting the generality of the foregoing, the Acquired Assets shall include all of the assets of the Company on the Balance Sheet (as defined in Section 3.6 hereof) and all assets acquired by the Company since the Balance Sheet Date (as defined in Section 3.6 hereof), except to the extent disposed of in the ordinary course of business since the Balance Sheet Date or except to the extent specifically identified herein as an Excluded Asset.

(b) Excluded Assets. Notwithstanding anything herein to the contrary, from and after the Closing, the Company shall retain all of its right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, and the Acquired Assets shall not include, solely the following assets and properties (such retained assets and properties being the “Excluded Assets”):

(i) all cash and cash equivalents, less an amount equal to the amount of any outstanding checks as of the Effective Time (“Cash”);

(ii) all rights of the Company under this Agreement and any Ancillary Agreement;

(iii) the Company’s books and records pertaining to the organization and existence of the Company; and

(iv) all Tax refunds of the Company to the extent not reflected as current assets in the calculation of Final Working Capital.

(c) Assumed Liabilities. Subject to the terms and conditions hereof, at the Closing, Buyer shall, pursuant to a Bill of Sale, Assignment and Assumption Agreement in the form of Exhibit A attached hereto (the “Assignment and Assumption Agreement”), assume and agree to fully pay, discharge, satisfy and perform, the following liabilities or obligations of the Company, except in each case to the extent any such liabilities or obligations (a) would have been performed, paid or otherwise discharged on or prior to the Closing Date, but for a breach or default by the Company or the Partners or (b) are Excluded Liabilities (the “Assumed Liabilities”):

(i) all of the liabilities and obligations of the Company to the extent reflected as current liabilities in the calculation of Final Working Capital;

(ii) all of the liabilities and obligations of the Company arising under or relating to any contract, lease, or agreement included in the Acquired Assets to the extent such liabilities and obligations relate to events or occurrences following the Closing Date; and

(iii) the Buyer’s portion of the Transfer Taxes as provided for in Section 9.2.

(d) Excluded Liabilities. Notwithstanding anything contained herein to the contrary, the Excluded Liabilities shall not be assumed by Buyer, but instead shall be retained, performed, paid and discharged by the Company. The term “Excluded Liabilities” as used herein means any and all liabilities or obligations of the Company or any of its affiliates of any nature, whether due or to become due, whether accrued, absolute, contingent or otherwise, existing on the Closing Date, or arising out of any transactions entered into or any state of facts existing, or the use, ownership, possession or operation of the Acquired Assets or the conduct of the Company’s business prior to the Closing Date, excepting only the Assumed Liabilities. Without limiting the foregoing, the Excluded Liabilities shall include the following:

(i) Except for real or personal property Taxes to the extent reflected as current liabilities in the calculation of Final Working Capital, any obligation or liability for Taxes incurred by the Company or the Partners for any period (or portion thereof) prior to the Closing Date, including the Company’s portion of the Transfer Taxes as set forth in Section 9.2 hereof, and any liability of the Company for the Taxes of another person under a contractual indemnity or covenant, as a transferee or otherwise under applicable Tax Laws, regulations or administrative rules;

(ii) any claim, obligation or liability in connection with or arising from or relating to any Excluded Asset, including any Taxes associated therewith;

(iii) any Debt;

(iv) any and all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by Petro Steel, the General Partner or any Limited Partner in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred in connection with or by virtue of (a) the negotiation, preparation and review of this Agreement (including the exhibits and Disclosure Schedules hereto) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any consent required to be obtained in connection with any of such transactions, and (c) the consummation of the transactions contemplated by this Agreement, including the fees due to Cobblestone Advisors and any retention bonuses, “success” fees, change of control payments and any other payment obligations payable as a result of the consummation of the transactions contemplated by this Agreement;

(v) any obligation or liability of the Company to its equity holders respecting dividends, distributions in liquidation, redemptions of interests, option payments or otherwise, any obligation or liability of the Company under the Affiliate Lease, and any liability of the Company pursuant to the agreements and arrangements set forth on Schedule 3.21 hereof;

(vi) any obligation or liability of the Company arising out of this Agreement and any Ancillary Agreement;

(vii) any obligation or liability arising out of or relating to any business or property formerly owned or operated by the Company, any affiliate or predecessor thereof, or by any of the Partners, but not presently owned and operated by the Company;

(viii) any liabilities or obligations under Benefit Plans;

(ix) any obligation or liability of the Company or its predecessors arising out of any contract, agreement, Permit, franchise or claim that is not transferred to Buyer as part of the Acquired Assets or, subject to Section 1.1(e) hereof, is not transferred to Buyer because of any failure to obtain any third-party or governmental consent required for such transfer;

(x) any obligation or liability with respect to compensation or any Benefit Plan, or any other employee benefit of any nature (including, without limitation, any severance payments) owed to any Employees, former Employees, sales representatives, consultants, agents or independent contractors of Petro Steel or the General Partner (or any beneficiary of any such individual), whether or not employed by Buyer after the Closing, that (A) arises out of or relates to the employment, service provider or other relationship between Petro Steel or the General Partner and any such individual, or (B) arises out of or relates to events or conditions occurring on or before the Closing Date, including without limitation obligations to the Partners under the profit sharing plan of the Company;

(xi) any product liability or similar claim for injury to person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Petro Steel, the General Partner or their respective Affiliates or alleged to have been made by Petro Steel, the General Partner or their respective Affiliates or which arises out of or is based upon a theory of strict liability under Section 402A of the Restatement (2nd) of Torts or any similar or analogous provision of statutory or common law or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product manufactured, sold or leased by or on behalf of Petro Steel, the General Partner or their respective Affiliates, including any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damages, lost revenue or income;

(xii) any obligation or liability of the General Partner or Petro Steel asserted by or on behalf of any Limited Partner, Petro Steel (with respect to the General Partner) or the General Partner (with respect to Petro Steel), including obligations or liabilities for any breach of fiduciary duty and any breach of Petro Steel’s limited partnership agreement; and

(xiii) any Environmental Liability.

(e) Nonassignable Assets. Nothing in this Agreement shall be construed as an attempt to assign, and Buyer shall not assume any liabilities or obligations with respect to, any contract, lease, agreement or Permit intended to be included in the Acquired Assets that by applicable Law is non-assignable, or that by its terms is non-assignable without the consent of the other party or parties thereto to the extent such party or parties assert in writing that such assignment is a breach of such contract, lease or agreement, or as to which all the remedies for the enforcement thereof enjoyed by the Company would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement. Each of the Company and each of the Partners shall, at the request and under the direction of Buyer, take all reasonable actions (including the appointment of Buyer as attorney-in-fact for the Company) and do or cause to be done all such things as shall in the reasonable judgment of Buyer be necessary or proper (a) to assure that the rights and benefits of the Company under such contracts, leases, agreements or

Permits shall be preserved for the benefit of Buyer and (b) to facilitate receipt of the consideration to be received by the Company in and under every such contract, agreement or Permit, which consideration shall be held for the benefit of, and shall be delivered to, Buyer. To the extent that Buyer is provided the rights and benefits of the Company under any such contracts, leases, agreements or Permits, Buyer shall perform for the benefit of the other parties thereto the obligations of the Company thereunder and pay, discharge and satisfy any related liabilities or obligations that, but for the terms of this Section 1.1(e), would constitute an Assumed Liability hereunder.

Section 1.2. Purchase Price; Payment.

(a) Aggregate Purchase Price. The aggregate purchase price for the Acquired Assets (the “Aggregate Purchase Price”) shall consist of:

(i) Twenty-Six Million Dollars ($26,000,000), less an amount equal to Final Customer Deposits;

(ii) if Final Working Capital is less than Eleven Million Dollars ($11,000,000) (the “Low Reference Amount”), then minus the amount by which Final Working Capital is less than the Low Reference Amount;

(iii) if Final Working Capital is greater than Thirteen Million Three Hundred Thousand Dollars ($13,300,000) (the “High Reference Amount”), then plus the amount by which Final Working Capital is greater than the High Reference Amount;

(iv) plus, 8,000 shares of Series A 8.5% Cumulative Compounding Preferred Stock of Parent (the “Preferred Stock”) having an aggregate liquidation preference of Eight Million Dollars ($8,000,000);

(v) plus, a promissory note dated the Closing Date in the original principal amount of Four Million Dollars ($4,000,000) in the form attached as Exhibit B, issued by the Parent (the “Note”);

(vi) plus any additional cash consideration payable in accordance with the terms and conditions of Exhibit 1.2 attached hereto (the “Earn Out”); and

(vii) plus the assumption of the Assumed Liabilities.

For the avoidance of doubt if Final Working Capital is equal to the Low Reference Amount, the High Reference Amount or a number in between the Low Reference Amount and the High Reference Amount, then no adjustment to the Aggregate Purchase Price is required pursuant to clause (ii) or (iii) above.

(b) Estimates of Working Capital and Customer Deposits. No later than two (2) and no earlier then five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer a written statement setting forth the Company’s good faith estimate of, and the components and calculation of, the Working Capital as of the Effective Time (“Estimated Working Capital”) and customer deposits as of the Effective Time (“Estimated Customer

Deposits”) prepared in accordance with GAAP, together with a certificate signed by the Company to the effect that Estimated Working Capital and Estimated Customer Deposits were determined in good faith in accordance with the provisions of this Agreement. Buyer and its representatives shall have an opportunity to review and comment on the Estimated Working Capital and Estimated Customer Deposits delivered by the Company, which shall be subject to Buyer’s reasonable approval. Estimated Working Capital and Estimated Customer Deposits shall be adjusted as necessary on or prior to the Closing Date to reflect any adjustments reasonably requested by Buyer and satisfactory to the Company in its reasonable discretion.

(c) Payments at Closing.

(i) “Estimated Closing Cash Consideration” shall mean an amount equal to the sum of amounts referred to in clauses (i)-(iii) of Section 1.2(a) (assuming for purposes of such calculation that the Final Working Capital is equal to the Estimated Working Capital and that Final Customer Deposits are equal to the Estimated Customer Deposits).

(ii) At the Closing, Buyer shall pay and deliver:

(1) a portion of the Estimated Closing Cash Consideration in the amount of Three Million Dollars ($3,000,000) (the “Indemnity Escrow Amount”) into the Indemnity Escrow Fund (as defined in an Escrow Agreement in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”), by and among Buyer, Petro Steel, the General Partner and PNC Bank, as escrow agent (the “Escrow Agent”)), by wire transfer of immediately available funds to an account that has been designated by the Escrow Agent, to be held subject to the terms thereof;

(2) a portion of the Estimated Closing Cash Consideration in the amount of One Million Dollars ($1,000,000) (the “Purchase Price Escrow Amount” and together with the Indemnity Escrow Amount, the “Escrow Amount”) into the Purchase Price Escrow Fund (as defined in the Escrow Agreement) by wire transfer of immediately available funds to an account that has been designated by the Escrow Agent, to be held subject to the terms thereof; and

(3) an amount equal to the Estimated Closing Cash Consideration less the Escrow Amount, to Petro Steel, as agent for itself and the General Partner, by wire transfer of immediately available funds to an account that has been designated by Petro Steel.

(iii) At the Closing, Parent shall issue and deliver the Preferred Stock and the Note to Petro Steel.

Section 1.3. Closing Statement; Working Capital Adjustment.

(a) Within ninety (90) days after the Closing Date, Buyer shall cause to be prepared and shall deliver to the Company a statement (the “Closing Statement”) setting forth in reasonable detail the Working Capital as of the Effective Time (“Closing Working Capital”), customer deposits as of the Effective Time (“Closing Customer Deposits”), and calculation of an amount equal to the sum of amounts referred to in clauses (i)-(iii) of Section 1.2(a) (the “Closing

Cash Consideration”), prepared in accordance with GAAP consistently applied. The Closing Statement shall be accompanied by a certificate signed by Buyer to the effect that the Closing Statement has been prepared in good faith in accordance with the provisions of this Section 1.3.

(b) Each of the Company and Buyer agrees that it will, and it will use reasonable efforts to cause its respective affiliates, agents and representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of the Closing Working Capital, Closing Customer Deposits and the Closing Cash Consideration and in the conduct of the reviews and dispute resolution process referred to in this Section 1.3.

(c) During the 30-day period following the Company’s receipt of the Closing Statement, the Company and its independent accountants shall be permitted to review the working papers of Buyer and Buyer’s independent accountant (the “Independent Accountant”) relating to the Closing Statement; provided, that in order to review the Independent Accountant’s working papers, the Company and its independent accountants shall execute any confidentiality undertakings, releases, waivers or indemnities customarily required by the Independent Accountant in connection therewith. The Closing Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless the Company gives written notice of its disagreement with the Closing Statement (“Notice of Disagreement”) to Buyer prior to such date, which notice shall comply with this Section 1.3. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, and include all supporting schedules, analyses, working papers and other documentation, and (ii) include the Company’s calculation of the Closing Working Capital, Closing Customer Deposits and the Closing Cash Consideration. The Company shall be deemed to have agreed with all items and amounts included in the calculation of the Closing Working Capital, Closing Customer Deposits and the Closing Cash Consideration delivered pursuant to Section 1.3(a) except such items that are specifically disputed in the Notice of Disagreement.

During the 30-day period following the delivery of a Notice of Disagreement or such longer period as the Company and Buyer shall mutually agree, the Company and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If, at the end of such 30-day period (or such longer period as mutually agreed by the Company and Buyer), the Company and Buyer have not so resolved such differences, the Company and Buyer shall submit the dispute for resolution to an independent accounting or valuation firm (the “Arbiter”) for review and resolution of any and all matters which remain in dispute and which were included in the Notice of Disagreement in accordance with this Section 1.3. The Arbiter shall be a mutually acceptable nationally recognized independent public accounting or valuation firm agreed upon by the Company and Buyer in writing; provided, that in the event the parties are not able to mutually agree on an accounting or valuation firm, the Arbiter shall be the Philadelphia, Pennsylvania office of PricewaterhouseCoopers. The Company and Buyer shall use reasonable efforts to cause the Arbiter to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Arbiter, or such longer period as the Company and Buyer shall mutually agree. The Company and Buyer agree that the determination of the Arbiter shall be final and binding upon the parties and that judgment may be entered upon the determination of the Arbiter in any court having jurisdiction over the party against which such determination is to be enforced; provided, that the scope of the disputes to be resolved by the Arbiter is limited to only such items included in the Closing Statement that the Company has properly disputed in the Notice of Disagreement. The Arbiter shall determine, based solely on presentations by the Buyer and the Company and their respective representatives, and not by independent review, only those issues in dispute specifically set forth on the Notice of Disagreement and shall render a written report as to the dispute and the resulting calculation of Closing Working Capital, Closing Customer Deposits and the Closing Cash Consideration which shall be conclusive and binding upon the parties. In resolving any disputed item, the Arbiter: (i) shall be bound by the principles set forth in, and shall calculate Closing Working Capital, Closing Customer Deposits and the Closing Cash Consideration in accordance with, this Section 1.3, (ii) shall limit its review to matters specifically set forth in and properly raised in the Notice of Disagreement and (iii) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs, and expenses of the Arbiter (i) shall be borne by the Company in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Company (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Company (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted. The fees, costs and expenses of the Buyer’s independent accountants incurred in connection with the preparation of the Closing Statement and review of any Notice of Disagreement shall be borne by Buyer, and the fees, costs and expenses of the Company’s independent accountants incurred in connection with their review of the Closing Statement and preparation of any Notice of Disagreement shall be borne by the Company.

(d) Working Capital Adjustment.

(i) If Final Closing Cash Consideration, is greater than Estimated Closing Cash Consideration, then (x) within five (5) Business Days of the determination of Final Closing Cash Consideration, Buyer shall pay Petro Steel, as agent for itself and the General Partner, an amount equal to such excess, together with interest thereon from the Closing Date through the date of payment at the Interest Rate, by wire transfer of immediately available funds to an account or accounts designated by Petro Steel prior to the date when such payment is due and (y) the Purchase Price Escrow Amount shall be paid to Petro Steel, as agent for itself and the General Partner. Within two (2) Business Days of the determination of Closing Cash Consideration, Buyer and the Company shall deliver a Joint Direction (as defined in the Escrow Agreement) instructing the Escrow Agent to make the payments as contemplated by this Section 1.3(d).

(ii) If Final Closing Cash Consideration is less than Estimated Closing Cash Consideration, then the Company and the Partners shall pay or cause to be paid from the Purchase Price Escrow Fund to Buyer an amount equal to such deficiency, together with interest thereon from the Closing Date through the date of payment at the Interest Rate. Such payment shall be first distributed to Buyer from the Purchase Price Escrow Fund pursuant to the terms of the Escrow Agreement. If the Purchase Price Escrow Amount is less than the payment required under this clause, at Buyer’s option, any deficiency shall be paid out of the Indemnity Escrow Fund or by the Company and the Partners, on a joint and several basis. The remaining amount, if any, of the Purchase Price Escrow Amount shall be paid to Petro Steel, as agent for itself and the General Partner. Within two (2) Business Days of the determination of Final Closing Cash Consideration, Buyer and the Company shall deliver a Joint Direction instructing the Escrow Agent to make the payments as contemplated by this Section 1.3(d).

(iii) Any payment required under this Section 1.3(d) not made by the applicable due date shall bear interest from the due date at the per annum rate which is 2% per annum in excess of the Interest Rate. “Interest Rate” shall mean the rate of interest published as the “Prime Rate” in the “Money Rates” column of the Eastern Edition of The Wall Street Journal calculated on the basis of a 365-day year and charged for the actual number of days elapsed.

ARTICLE II.

CLOSING

Section 2.1. Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Dechert LLP in Philadelphia, Pennsylvania beginning at 9 a.m. Philadelphia time on the later of April 30, 2007 and the third Business Day after all of the conditions set forth in Articles VI and VII have been satisfied (other than those conditions which by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of such conditions at the Closing), or at such other place, time, or date as Buyer and the Company may agree in writing (such time and date being referred to herein as the “Closing Date”). For financial accounting and tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of the close of business on the Closing Date (the “Effective Time”).

Section 2.2. Closing Deliveries.

(a) Deliveries by Buyer to the Company. At the Closing, Buyer shall deliver or cause to be delivered the following to the Company:

(i) the Estimated Closing Cash Consideration in accordance with Section 1.2(b);

(ii) the Assignment and Assumption Agreement duly executed by Buyer;

(iii) the Escrow Agreement duly executed by Buyer;

(iv) a lease agreement between Buyer and Lombard Metals Corporation, a Pennsylvania corporation (“Lombard”), containing the terms set forth on Exhibit D hereto (the “Real Property Lease”) and otherwise in form and substance reasonably satisfactory to the parties thereto, duly executed by Buyer;

(v) the Preferred Stock;

(vi) the Note duly executed by the Parent;

(vii) A legal opinion of counsel for the Buyer addressed to Seller in the form of Exhibit E attached hereto; and

(viii) such other agreements, certificates and documents as may be reasonably requested by the Company to effectuate or evidence the transactions contemplated hereby.

(b) Deliveries by the Company. At the Closing, the Company shall and the Partners shall cause the Company and Lombard to deliver or cause to be delivered the following to Buyer:

(i) the Bill of Sale and Assignment and Assumption Agreement duly executed by the Company;

(ii) the Escrow Agreement duly executed by Petro Steel and the General Partner;

(iii) the Real Property Lease duly executed by Lombard;

(iv) any other transfer documents, as may reasonably be requested by Buyer;

(v) a legal opinion of the Company’s counsel addressed to Buyer in the form attached as Exhibit F;

(vi) the consents from Governmental Authorities or third parties, if any, set forth on Schedule 3.3 or Schedule 3.19 of the Disclosure Schedules in forms reasonably acceptable to Buyer;

(vii) such lien releases or other written evidence reasonably satisfactory to Buyer, evidencing the release of all Encumbrances on the Acquired Assets that are not Permitted Encumbrances;

(viii) a certificate prepared in accordance with Treasury regulations section 1.1445-2 and dated as of the Closing Date certifying that Petro Steel is not a foreign person;

(ix) a certificate prepared in accordance with Treasury regulations section 1.1445-2 and dated as of the Closing Date certifying that the General Partner is not a foreign person; and

(x) such other agreements, certificates and documents as may be reasonably requested by Buyer to effectuate or evidence the transactions contemplated hereby.

(c) Deliveries by Parent and Mr. Mullaney. At the Closing, Parent and Mr. Mullaney shall deliver an employment agreement and a non-competition agreement in the forms attached hereto as Exhibit G (the “Employment Agreements”), each duly executed by Parent or Mr. Mullaney, respectively.

Section 2.3. Contribution of the Preferred Stock. Immediately after the Closing, (x) Petro Steel shall contribute the Preferred Stock to the Equity Issuer in exchange for the Equity Securities, (y) Petro Steel shall execute and deliver a joinder to the limited partnership agreement of Equity Issuer, pursuant to which Petro Steel will become a limited partner of the Equity Issuer and owner of the Equity Securities, and (z) if applicable, Petro Steel and the Equity Issuer shall execute and deliver a registration rights agreement granting Petro Steel piggyback registration rights with respect to its securities to the same extent as such Equity Issuer has granted piggyback registration rights to holders of its equity securities who are institutional investors and who have invested $5 million or more in its equity securities.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE

COMPANY AND THE PARTNERS

The Company and each of the Partners jointly and severally represent and warrant to Buyer as follows:

Section 3.1. Organization. Petro Steel is a limited partnership, the General Partner is a limited liability company and each are duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania. Petro Steel and the General Partner have all requisite limited partnership or limited liability company power and authority to carry on its business as it now is being conducted and to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Petro Steel and the General Partner are duly qualified to do business and is in good standing as a foreign limited partnership or a limited liability company, as applicable, in all jurisdictions listed on Schedule 3.1 of the Disclosure Schedules delivered by the Partners and the Company to Buyer in connection herewith (the “Disclosure Schedules”), which are the only jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by them makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. True and complete copies of the limited partnership agreement, the limited liability company operating agreement, certificate of formation or other similar organizational documents of the Company, all as amended to date, have been previously delivered to Buyer.

Section 3.2. Authority. The execution, delivery and performance by the Company, each Partner of this Agreement and the Ancillary Agreements to which the Company and each Partner is a party and the consummation by the Company and each Partner of the transactions contemplated hereby and thereby have been duly authorized by all necessary partnership action on the part of Petro Steel, and all necessary limited liability company action on the part of the General Partner and all necessary action on the part of each Limited Partner, as applicable. This Agreement has been, and each Ancillary Agreement to which the Company and each Partner is a party will be, duly and validly executed and delivered by the Company and each Partner, to the extent a party thereto, and constitutes, and will constitute, the valid and binding obligation of the Company and each Partner, as applicable, enforceable against the Company and each Partner, as applicable, in accordance with its respective terms except as such enforcement shall be limited by bankruptcy, insolvency, moratorium, or similar law affecting creditors’ rights generally and subject to general principals of equity.

Section 3.3. No Conflict. The execution, delivery and performance by the Company and each of the Partners of this Agreement and the Ancillary Agreements to which the Company and each of the Partners is a party, and the consummation by the Company and each of the Partners of the transactions contemplated hereby does not and will not, with or without the giving of notice or the lapse of time, or both, (x) violate in any material respect any provision of any Law to which the Company or a Partner is subject, (y) violate any provision of the partnership agreement, limited liability company operating agreement or other governance documents of Petro Steel or the General Partner, if applicable, or (z) except as disclosed on Schedule 3.3 of the Disclosure Schedules, violate or result in a material breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any material obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property or give to others any interests or rights therein under, any indenture, deed of trust, mortgage, loan or credit agreement, license, Permit, material contract, lease, or other material agreement, instrument or commitment to which the Company or a Partner is a party or by which the Company or a Partner may be bound or affected.

Section 3.4. Capitalization. The authorized and outstanding limited partnership, limited liability company interest or other equity interest of Petro Steel and the General Partner, as applicable, and the owners thereof is set forth on Schedule 3.4 of the Disclosure Schedules. Except as disclosed on Schedule 3.4, there are outstanding no securities convertible into, exchangeable for or carrying the right to acquire equity securities of Petro Steel or the General Partner, or subscriptions, warrants, options, phantom equity interests, rights (including preemptive rights or equity appreciation rights), or other arrangements or commitments obligating Petro Steel or the General Partner to issue or dispose of any of its equity securities or any ownership interest therein.

Section 3.5. Subsidiaries. Petro Steel and the General Partner do not (i) directly or indirectly own any stock of, equity interest in, or other investment in any other corporation, joint venture, partnership, trust or other person or (ii) have any subsidiaries or any predecessors in interest by merger, liquidation, reorganization, acquisition or similar transaction, except for the General Partner’s ownership of 1% of the outstanding partnership interests in Petro Steel.

Section 3.6. Financial Statements; Undisclosed Liabilities. The books of account and related records of the Company fairly reflect in all material respects the Company’s assets, liabilities and transactions in accordance with GAAP. The (x) balance sheets of the Company as of December 31, 2006 and 2005 and the related statements of income and retained earnings and cash flows for the years ended December 31, 2006 and 2005, each of which have been audited by Gocial Gerstein, LLC, (y) balance sheet of the Company as of December 31, 2004 and the related statements of income and retained earnings and cash flows for the year ended December 31, 2004, which have been compiled by Gocial Gerstein, LLC, and (z) the unaudited balance sheet of the Company as of March 31, 2007 (the “Balance Sheet Date”), and the related statements of income and retained earnings and cash flows for the three-month period ended March 31, 2007 (the “Interim Financial Statements”), have been previously delivered to Buyer and (i) are true and correct in all material respects, (ii) were prepared in accordance with GAAP

(except as specifically otherwise noted therein or, in the case of the Interim Financial Statements, except for the absence of footnotes), and (iii) present fairly the financial position, results of operations and cash flows of the Company as of such dates and for the periods then ended in accordance with GAAP. The unaudited balance sheet of the Company as of the Balance Sheet Date is attached hereto as Schedule 3.6.1 (the “Balance Sheet”). The Company does not have any liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, except (a) to the extent reflected as a liability on the Balance Sheet, (b) liabilities incurred in the ordinary course of business consistent with past practice after the Balance Sheet Date and (c) liabilities disclosed on Schedule 3.6.2 attached hereto.

Section 3.7. Absence of Certain Changes or Events. Except as set forth on Schedule 3.7 of the Disclosure Schedules, since December 31, 2006, the Company has conducted its business only in the ordinary course consistent with past practice and there has not been a Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 3.7 or as reflected in the Balance Sheet, since the Balance Sheet Date, the Company has not (a) purchased or redeemed any of its equity other than for cash, or granted or issued any option, warrant or other right to purchase or acquire any such equity, (b) incurred or discharged any liabilities or obligations (whether absolute, accrued, contingent or otherwise), except liabilities and obligations incurred or discharged in the ordinary course of business consistent with past practice, (c) encumbered any of its properties or assets, tangible or intangible, except for Encumbrances incurred in the ordinary course of business consistent with past practice, (d) granted any increase in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses consistent with past practice) or loan to, any officer, director, member, partner or employee of the Company (other than normal increases for employees averaging not in excess of five percent (5%) per annum made in the ordinary course of business and consistent with past practice), or any increase in, or any addition to, other benefits (including any bonus, profit-sharing, pension or other plan) to which any of the officers, directors, members, partners and employees may be entitled, or any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the ordinary course of business and consistent with past practice made pursuant to the Benefit Plans, or any other payment of any kind to or on behalf of any officer or employee other than payment of base compensation and reimbursement for reasonable expenses in the ordinary course of business consistent with past practice, (e) suffered any change or, to any of the Partners’ or the Company’s knowledge, received any threat of any change in any of its relations with, or any loss or, to any of the Partners’ or the Company’s knowledge, threat of loss of, any of the suppliers, clients, distributors, customers or employees that are material to the Company’s business, including any loss or change which may result from the transactions contemplated by this Agreement, (f) disposed of or has failed to keep in effect any rights in, to or for the use of any Permit material to the Company’s business, (g) changed any method of keeping of their respective books of account or accounting practices, (h) disposed of or failed to keep in effect any rights in, to or for the use of any of the Intellectual Property (as hereinafter defined) material to the Company’s business, (i) sold, transferred or otherwise disposed of any assets, properties or rights of the Company’s business, except inventory sold in the ordinary course of business consistent with past practice, (j) entered into any transaction, agreement or event outside the ordinary course of the conduct of the Company’s business or with any partner, member, officer, director or other affiliate of the Company or any “associates” (as defined in the rules and regulations of the Securities and Exchange Commission) of any of the forgoing, (k) made nor authorized any single capital expenditure in excess of $25,000, or capital expenditures in excess of $100,000 in the aggregate, (l) changed or modified in any manner its existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, respectively, including acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables, (m) incurred any material damage, destruction, theft, loss or business interruption, (n) made any declaration, payment or setting aside for payment of any distribution (whether in equity or property) (except for cash tax distributions and cash distributions set forth on Schedule 3.7) with respect to any securities or interests of the Company, or (o) waived or released any material right or claim of the Company or incurred any modifications, amendments or terminations of any Contracts which are in the aggregate materially adverse to the Company or its business.

Section 3.8. Title; Condition and Sufficiency of Acquired Assets.

(a) The Company has good and marketable title to all of assets it purports to own (including those reflected on the Balance Sheet, but excluding any such assets and properties sold, consumed, or otherwise disposed of in the ordinary course of business since the Balance Sheet Date) free and clear of all Encumbrances, except (i) as set forth on Schedule 3.8.1 of the Disclosure Schedules, (ii) liens for Taxes not yet due and payable and (iii) in the case of real estate, minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of the affected properties, or materially impairs the use of the affected properties in the manner such properties currently are being used or materially impairs the operations of the Company (Encumbrances marked with an asterisk (*) on Schedule 3.8.1 and Encumbrances of the type described in sub-clauses (ii) and (iii) of this Section 3.8(a) being the “Permitted Encumbrances”). At the Closing, the Company will convey the Acquired Assets to Buyer free and clear of any and all Encumbrances other than Permitted Encumbrances.

(b) Except as set forth on Schedule 3.8.2 of the Disclosure Schedules, the Acquired Assets are in good operating condition and repair (except for ordinary wear and tear and routine maintenance in the ordinary course of business), are adequate for the purposes for which they are presently used in the conduct of the Company’s business and are usable in a manner consistent with their current use, and comply with applicable Laws in all material respects. Except as set forth on Schedule 3.8.2 of the Disclosure Schedules, the Acquired Assets constitute all of the assets, properties and rights necessary for the operation of the Company’s business in the same manner in all material respects as the Company’s business is currently conducted.

Section 3.9. Real Property. The Company does not own and has never owned any real property.

Section 3.10. Leases; Leased Real Property.

(a) Schedule 3.10 sets forth a true, correct and complete list of all written or oral leases and subleases (the “Leases”) of real property to which the Company is a party (collectively, the “Leased Real Property”). The Company does not operate its business at any location other than those listed as Leased Real Properties on Schedule 3.10. True, correct and complete copies of all Leases and all amendments, modifications and supplemental agreements thereto have previously been delivered by the Company to Buyer. The Leases are in full force and effect and are binding and enforceable against the Company and, to the knowledge of the Company and each of the Partners, each of the other parties thereto, in accordance with their respective terms and, except as set forth on Schedule 3.10, have not been modified or amended since the date of delivery to Buyer. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder and that such default remains uncured. Except as set forth on Schedule 3.10, there has not occurred any event which would constitute a breach of or default in the performance of any covenant, agreement or condition contained in any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or default, except for breaches or defaults that are not material. There is no current or pending event or circumstance that would permit the termination of any of the Leases or the increase of any obligations, liabilities or restrictions of the Company under the Leases. Except as set forth on Schedule 3.10, no construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by the Company. The Company does not have any obligations to provide deposits, letters of credit or other credit enhancements to retain its rights under the Leases or otherwise operate its business at the Leased Real Properties.

(b) The Company presently enjoys peaceful and undisturbed possession of its Leased Real Property sufficient for current use and operations. Neither the Company nor any of the Partners or Lombard has received written notice of any material eminent domain, condemnation or other similar proceedings pending or threatened against the Company or Lombard with respect to, or otherwise affecting any portion of, the Leased Real Property. The current use of the Leased Real Property in the conduct of the Company’s business does not violate any Lease. Except as set forth on Schedule 3.10, there is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over the Leased Real Property or the use or occupancy thereof, except for such violations as would not materially interfere with the continued use and operations of the property to which they relate or materially adversely affect the value thereof for its current use. Except as set forth on Schedule 3.10, the Leased Real Property is in compliance in all material respects with all applicable building, zoning, subdivision, health and safety and other land use and similar applicable Laws (including certificates of occupancy) affecting the Leased Real Property, and neither the Company nor any of the Partners or Lombard have received any notice of any violation or claimed violation by any of them of any such Laws with respect to the Leased Real Property which have not been resolved or for which any obligation of the Company remains to be fulfilled, including but not limited to payments of monetary damages, fines or penalties, or completion of any remedial or corrective measures. Except as set forth on Schedule 3.10, the Leased Real Property is adequately served by proper utilities, sufficient parking and other building services necessary for its current use and for compliance with all applicable Laws (including certificates of occupancy).

(c) Bala Plaza, Inc. (“Owner”) has leased the Leased Real Property to Promisor, Inc. who has subleased such real property to Lombard who further subleased such real property to Petro Steel (the Lease governing such Leased Real Property, being the “Affiliate Lease”). Mr. Berger and Mr. Ruttenberg together hold all legal, equitable and beneficial interests in Lombard.

Section 3.11. Working Capital Assets.

(a) Accounts Receivable. All of the Company’s accounts and notes receivable represent amounts receivable for products actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of business and have been or will be billed. Except as set forth on Schedule 3.11, such receivables are generally due within 30 days after billing. All such accounts and notes receivable included in the Acquired Assets (the “Acquired Receivables”) are and will be fully collectible in the ordinary course of business, net of the reserves shown on the Balance Sheet (or in the books of the Company if such Acquired Receivables were created after the date of the Balance Sheet). To the Company’s Knowledge, there is no contest, claim, or right of set-off under any Contract with any obligor of a material Account Receivable relating to the amount or validity of such Account Receivable.

(b) Except as set forth on Schedule 3.11.1, since the Balance Sheet Date, there have not been any write-offs as uncollectible of the Company’s accounts receivable or insurance claims made pursuant to the Company’s accounts receivable credit insurance policy in respect of the Company’s accounts receivable, except for write-offs and insurance claims in the ordinary course of business consistent with past practice and not in excess of $10,000 in the aggregate. Schedule 3.11.2 of the Disclosure Schedules sets forth (a) the total amount of accounts receivable of the Company outstanding as of the Balance Sheet Date and (b) the agings of such accounts receivable based on the following schedule: 0-30 days, 31-60 days, 61-90 days, and over 90 days, from the date of invoice.

(c) Except as disclosed on Schedule 3.11.3, (i) all of the inventories of the Company, including that reflected in the Balance Sheet, are valued at the lower of cost or market, the cost thereof being determined on a first-in, first-out basis, except as disclosed in the Balance Sheet; (ii) all of the inventories of the Company reflected in the Balance Sheet and all inventories acquired since the Balance Sheet Date consist of items that are marketable and fit for their particular use, are not defective and are of a quality and quantity usable and saleable in the ordinary course of the Company’s business within a reasonable period of time consistent with past practices, and all of the raw materials and work in process inventory of the Company reflected on the Balance Sheet and all such inventories acquired since the Balance Sheet Date can reasonably be expected to be consumed in the ordinary course of business within a reasonable period of time; and (iii) none of the inventory of the Company is obsolete.

Section 3.12. Patents, Trademarks, Etc.

(a) Schedule 3.12.1 of the Disclosure Schedules sets forth a list of all United States or foreign patents, trademark registrations, trade names, domain name registrations, copyright registrations, and all applications therefore, owned by the Company (the “Registered Rights”), specifying as to each such item, as applicable, the owner thereof and the jurisdiction in which the item is issued, registered or applied for, including any issuance, registration or application numbers, and the date of application, issuance or registration of the item. Except as set forth on Schedule 3.12.2 of the Disclosure Schedules, (a) the Company owns or possesses adequate rights to use all patents, trademarks, service marks, copyrights, know-how, trade secrets, product formulas, franchises, inventions, computer software, rights-to-use and other intellectual property rights (“Intellectual Property”) used or held for use by the Company in the conduct of its business, (b) the conduct of the Company’s business as now being conducted, and the use of the Company’s Intellectual Property, does not conflict with any Intellectual Property of others, (c) no person other than the Company owns or has any direct or indirect proprietary or financial interest in any of the Company’s owned Intellectual Property, (d) there is no contractual restriction affecting the use of the Company’s Intellectual Property, and the Company has not given any indemnification to any Person against infringement of the Intellectual Property of others, (e) the Registered Rights are valid and in full force and effect and not subject to any proceeding challenging their extent, validity or enforceability or the Company’s ownership thereof, (f) the Company is the applicant of record in all patent applications and applications for registration of trademarks and copyrights indicated in Schedule 3.12.1, and no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any such applications, (g) none of the trade secrets, confidential know-how or other confidential or proprietary information of the Company have been disclosed to any Person unless such disclosure was necessary and made pursuant to an appropriate confidentiality agreement, or was made pursuant to a subpoena or similar legal process and (h) neither the Company nor any Partner is aware of any present infringement, misappropriation or other violation of any of the Intellectual Property owned by the Company, neither the Company nor any Partner has asserted or threatened any claim or objection against any person for any such infringement or misappropriation, nor is there any basis in fact for any such objection or claim.

(b) Except as set forth on Schedule 3.12.3, the information technology systems owned, leased, licensed or otherwise used in the conduct of the Company’s business, including all computer software, hardware, firmware and telecommunications systems used in the Company’s business (the “IT Systems”) perform reliably and in material conformance with the documentation and specifications for such systems. The Company has taken commercially reasonable steps to ensure that the IT Systems do not contain any viruses, “worms,” disabling or malicious code, or other anomalies that would materially impair the functionality of the IT Systems. The Company has taken commercially reasonable steps to provide for the backup, archival and recovery of the critical business data of the Company.

Section 3.13. Contracts. Schedule 3.13.1 of the Disclosure Schedules contains a complete and accurate list of all outstanding Contracts (classified (a) through (o), as applicable, based on the definition of Contracts set forth in Section 12.4 hereof). Each such Contract is valid, binding and enforceable against the Company and, to the Knowledge of the Company, the other parties thereto in accordance with its terms and is in full force and effect. Except as set forth in Schedule 3.13.2 of the Disclosure Schedules, the Company and, to the knowledge of each of the Partners and the Company, each of the other parties thereto, have performed in all material respects all obligations required to be performed by them under, and are not in material default under, any of such Contracts and no event has occurred which, with notice or lapse of time, or both, would constitute such a default. Neither the Company nor any Partner has received any written claim from any other party to any Contract that such Company has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder. The Company has furnished to Buyer true and complete copies of each agreement, plan, and other document required to be disclosed on Schedule 3.13.1 of the Disclosure Schedule other than the items listed in Schedule 3.13.1(e), and, as of the Closing, shall have furnished to Buyer true and complete copies of the items listed in Schedule 3.13.1(e).

Section 3.14. Litigation. Except as set forth in Schedule 3.14 of the Disclosure Schedules, there is no dispute, claim, action, suit, proceeding, review, arbitration or investigation before any Governmental Authority (“Litigation”) pending or, to any of the Partners’ or the Company’s knowledge, threatened against the Company, any of its properties or assets or (to the extent the Company may have an obligation to provide indemnification or may otherwise become liable) any of its partners, members, officers, directors or employees. Except as set forth in Schedule 3.14 of the Disclosure Schedules, the Company is not party to or bound by any outstanding orders, rulings, judgments, settlements, arbitration awards or decrees (or agreement entered into or any administrative, judicial or arbitration award with any Governmental Authority) with respect to or affecting the properties, assets, personnel or business of the Company. The Company has provided Buyer with a list setting forth a general description of settlements occurring since January 1, 2002 regarding actual or threatened lawsuits (excluding worker’s compensation claims) binding on the Company.

Section 3.15. Compliance with Laws; Permits. The Company has been and is in compliance in all material respects with all applicable Laws. Set forth on Schedule 3.15.1 of the Disclosure Schedules are all governmental or other industry permits, registrations, certificates, certifications, exemptions, licenses, franchises, consents, approvals and authorizations (“Permits”) necessary for the conduct of the Company’s business as presently conducted, each of which the Company validly possesses and are in full force and effect, and each of which is and will be included in the Acquired Assets and validly transferred to Buyer at the Closing so as to allow Buyer after the Closing Date to continue to operate without interruption, the business operated by the Company immediately prior to the Closing. Except as set forth in Schedule 3.15.2 of the Disclosure Schedules, no notice, citation, summons or order has been issued, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and no investigation or review is pending or, to the knowledge of any of the Partners or the Company, threatened with respect to the Company, by any Governmental Authority with respect to any alleged (a) violation by the Company of any Law, or (b) failure by the Company to have any Permit required in connection with the conduct of or otherwise applicable to the Company’s business.

Section 3.16. Environmental Matters. Except as specifically disclosed on Schedule 3.16.1 of the Disclosure Schedules:

(a) The Company has conducted and is now conducting its operations in compliance in all material respects with all Environmental Laws. The Company holds and has been and is in compliance in all material respects with all permits, certificates, licenses, approvals, registrations and authorizations required under Environmental Laws for the conduct of the Company’s business as previously and currently conducted (“Environmental Permits”), all such Environmental Permits are in full force and effect, and all such Environmental Permits are and will be included in the Acquired Assets and validly transferred to Buyer at the Closing so as to allow Buyer to operate the Company’s business after the Closing Date as the Company is currently operating such business without interruption. Schedule 3.16.2 of the Disclosure Schedules lists all Environmental Permits.

(b) The Company has not in the past nor does it presently use, possess, generate, treat, manufacture, process, manage, handle, store, recycle, transport or dispose of (“Manages” or “Management,” as the context requires) Hazardous Substances in quantities or in a manner which requires Environmental Permits or in a manner which has caused, causes or threatens to cause a Release.

(c) Neither the Company nor any Partner has received any written notice, citation, summons, order or complaint, no penalty has been assessed or is pending or, to the knowledge of the Company or any Partner, threatened by any third party (including any Governmental Authority) with respect to (i) the Management, Release or threatened Release of Hazardous Substances by or on behalf of the Company or any of its predecessors or in relation to its past or present operations or with respect to exposure to Hazardous Substances, (ii) non-compliance with Environmental Laws or (iii) failure to hold or comply with Environmental Permits. Neither the Company nor any Partner has received, and to the their respective knowledge no one else has received, any request for information, notice of claims, demand or other notification that the Company or any Partner (or any of their respective predecessors) is or may be potentially responsible with respect to any investigation, cleanup, remedial action or other response action (“Remediation”) of or with respect to Hazardous Substances.

(d) None of the Leased Real Properties nor any property formerly owned, operated or leased by the Company or its predecessors is listed or, to the Knowledge of the Company, is proposed for listing on any list maintained by any Governmental Authority of sites requiring Remediation, and no Hazardous Substances generated or Managed by or on behalf of the Company or any of its predecessors has come to be located at any site identified on such list or otherwise requiring Remediation.

(e) There are no underground storage tanks, above ground storage tanks, asbestos containing materials or PCB-containing equipment located at, on or under the Leased Real Property or any property formerly owned, operated or leased by the Company or any of its predecessors. Any underground storage tanks, above ground storage tanks or wastewater treatment systems which have been removed or closed by or on behalf of the Company or any of its predecessors or for which any of them is or may be responsible have been removed or closed in compliance in all material respects with applicable Environmental Laws and require no further Remediation under Environmental Laws.

(f) No Hazardous Materials have been or, to the Knowledge of the Company, threaten to be released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape (“Released” or “Release,” as the context requires) or are present in an uncontained state at, on, about, under or from the Leased Real Properties or any property formerly owned, operated or leased by the Company or any of its predecessors or in connection with operation of the Company’s business.

(g) All environmental inspections, investigations, studies, audits, tests, reviews or other analysis conducted in relation to the Company, the Leased Real Properties or any property formerly owned, operated or leased by the Company or any of its predecessors or the operation of the Company’s business in the possession or control of any Partner or the Company have been provided or made available to Buyer, and all such environmental audits and analyses are listed on Schedule 3.16.3 of the Disclosure Schedules.

(h) Neither any Partner nor the Company knows of or has any reason to know of any facts or circumstances related to environmental matters concerning the Leased Real Properties or any property formerly owned, operated or the leased by the Company or any of its predecessors or the operation of the Company’s business that could lead to any future environmental claims, liabilities, expenses or responsibilities against Buyer or the Company, and neither any Partner nor the Company has retained or assumed, by contract, law or otherwise, any liability or responsibility for any environmental claims or conditions, including, but not limited to, in connection with a Release or Remediation of Hazardous Substances.

Section 3.17. Employee Benefit Matters.

(a) Schedule 3.17 of the Disclosure Schedules lists all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other retirement, stock, stock option, insurance, welfare benefit, savings, deferred compensation, incentive compensation, paid time off, severance pay, salary continuation and other fringe benefit arrangements, plans, contracts, policies, or practices maintained, contributed to, or required to be contributed by the Company or any ERISA Affiliate (as hereinafter defined) or with respect to which the Company or any ERISA Affiliate may have any liability (the “Benefit Plans”). For purposes of this Section 3.17, the term “ERISA Affiliate” means any person, entity, trade or business (whether or not incorporated) that is treated as a single employer with the Company under Section 414 of the Code.

(b) The Company and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA and the Code applicable to the Benefit Plans (including, without limitation, with respect to each Benefit Plan that is a group health plan within the meaning of section 5000(b)(1) of the Code, the notice and continuation coverage requirements of section 4980B of the Code and the regulations thereunder or any comparable provision of state law (collectively “COBRA”) and the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations issued thereunder). Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA and the Code. Except as required by COBRA, neither the Company nor any ERISA Affiliate provides health benefits to any employee, beneficiary or dependent after termination of any employee’s employment.

(c) No Benefit Plan is (or at any time has been) subject to Title IV of ERISA and no Benefit Plan is (or at any time has been) a “multiemployer plan” as defined in Section 3(37) of ERISA, and neither the Company nor any ERISA Affiliate has incurred any withdrawal liability with respect to any multiemployer plan.

(d) All Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a “Pension Plan”) have received a determination letter from the IRS or can rely on an opinion letter regarding its tax-qualified status, and to the Knowledge of the Company, have at all times met and currently meet the qualification requirements of Section 401(a) of the Code, and each related trust has been and currently is exempt from taxation under Section 501(a) of the Code.

(e) There are no pending audits or investigations by any Governmental Authority involving the Benefit Plans, and no pending claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, and to the Knowledge of the Company, any fiduciary thereof or service provider thereto, nor to the knowledge of any Partner or the Company is there any reasonable basis for any such claim, suit or proceeding.

Section 3.18. Taxes.

(a) Except as set forth in Schedule 3.18.1 of the Disclosure Schedules, (i) the Company has timely filed or caused to be filed with the appropriate federal, state, local, and foreign governmental entity or other authority (individually or collectively, “Taxing Authority”) all Tax Returns (as defined in Section 3.18(b) hereof) required to be filed with respect to the Company and has timely paid or remitted in full or caused to be paid or remitted in full all Taxes (as defined in Section 3.18(b) hereof) required to be paid with respect to the Company; (ii) all Tax Returns are true, correct and complete in all material respects; and (iii) there are no liens for Taxes upon the Company or its assets, except liens for current Taxes not yet due and payable. Except as set forth on Schedule 3.18.2 of the Disclosure Schedules, the Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Taxes.

(b) As used in this Agreement: (i) “Tax” means any of the Taxes, where “Taxes” means all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, or windfall profit taxes, unpaid property taxes, environment, alternative, or add-on minimum taxes, custom duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority on or with respect to the Company or its properties or assets, and (ii) “Tax Return” means any return, report, information return or other document (including any related or supporting information or any amended return) filed or required to be filed with any Taxing Authority or other authority in connection with the determination, assessment, or collection of any Tax paid or payable by or with respect to the Company or its properties or assets or the administration of any laws, regulations, or administrative requirements relating to any such Tax.

(c) Except as set forth on Schedule 3.18.3 of the Disclosure Schedules, there is no action, suit, proceeding, investigation, audit, claim, assessment or judgment now pending against the Company, in respect of any Tax, and no notification of an intention to examine, request for information related to Tax matters or notice of deficiency or proposed adjustment for any amount of Tax has been received by the Company or any Partner with respect to any of the Partners’ ownership of the Company from any Taxing Authority. No Taxing Authority with which the Company does not file Tax Returns has claimed in writing that the Company is or may be subject to taxation by that Taxing Authority.

(d) None of the Acquired Assets is an interest in an entity treated as a corporation or partnership for Tax purposes.

Section 3.19. Consents. Except as set forth on Schedule 3.19 of the Disclosure Schedules, no consent, approval, or authorization of, or exemption by, or filing with, any Governmental Authority or third party is required to be obtained or made by the Company in connection with the execution, delivery, and performance by any of the Partners or the Company of this Agreement, or any Ancillary Agreement to which a Partner or the Company is a party or the taking by the Company of any other action contemplated hereby or thereby or the continuation by Buyer after the Closing of the business of the Company conducted prior to the Closing.

Section 3.20. Employee Relations.

(a) The Company is not: (i) a party to or otherwise bound by any collective bargaining or other type of union agreement, (ii) a party to, involved in or, to the knowledge of any Partner or the Company, threatened by, any material labor dispute or material unfair labor practice charge, or (iii) currently negotiating any collective bargaining agreement, and neither Petro Steel nor the General Partner has experienced any work stoppage during the last three (3) years.

(b) The Company has been and is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, unemployment insurance, worker’s compensation, equal employment opportunity, employment discrimination and immigration control. Except as disclosed on Schedule 3.20 of the Disclosure Schedules and except for any non-compliance or practices arising in the ordinary course which are immaterial, there are no outstanding claims against the Company (whether under regulation, contract, policy or otherwise) asserted by or on behalf of any present or former employee or job applicant of Petro Steel or the General Partner on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers’ compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to employment terminations or layoffs, (viii) any violation of any statute, ordinance, order, rule or regulation relating to employee “whistleblower” or “right-to-know” rights and protections, (ix) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors or (x) any violation of any regulation relating to minimum wages or maximum hours of work, and neither the Company nor any Partner is aware of any such claims which have not been asserted. No person (including any Governmental Authority) has asserted or threatened any claims against Petro Steel or the General Partner under or arising out of any regulation relating to discrimination or occupational safety in employment or employment practices.

(c) The Company has in its good faith and judgment properly classified all employees, leased employees, consultants, independent contractors and all other Persons providing services to Petro Steel or the General Partner for all purposes (including, without limitation, for all Tax purposes and for purposes related to eligibility to participate in or accrue a benefit under the Benefit Plans), and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons to Petro Steel or the General Partner.

Section 3.21. Transactions with Related Parties. Except as described in Schedule 3.21 of the Disclosure Schedules, since January 1, 2004, no partner, member, equity holder, officer or director of Petro Steel or the General Partner, nor any affiliate of any such person, has or has had:

(a) any contractual or other claims, express or implied, of any kind whatsoever against Petro Steel or the General Partner;

(b) any interest in any property or assets used by Petro Steel or the General Partner;

(c) any direct or indirect ownership or other interest in any competitor of Petro Steel or the General Partner; or

(d) engaged in any other transaction with Petro Steel or the General Partner (other than employment relationships at the salaries disclosed in the Disclosure Schedules).

Except as described in Schedule 3.21 of the Disclosure Schedules, no partner, member, equity holder, officer or director of Petro Steel or the General Partner, nor any affiliate of such person, has outstanding any loan, guarantee or other obligation of borrowed money made to or from Petro Steel or the General Partner.

Section 3.22. Insurance.

(a) Schedule 3.22.1 of the Disclosure Schedules contains a complete and correct list of all policies and contracts for insurance (including coverage amounts and expiration dates) of which the Company is the owner, insured or beneficiary, or covering its respective properties or assets. All such policies are outstanding and in full force and effect. There is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth on Schedule 3.22.2 of the Disclosure Schedules: (a) all of such coverages are provided on an “occurrence” (as opposed to “claims made”) basis; (b) there are no outstanding claims under such policies; (c) there are no premiums or claims due under such policies which remain unpaid; (d) in the past three years, no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any material claim under, any such policy has been received; and (e) the Company has not been refused any insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which has carried insurance during the last three years.

Section 3.23. Brokers. Except as set forth on Schedule 3.23, neither the Company nor any Partner has retained any broker, finder or investment banking firm to act on their behalf in connection with the transactions contemplated by this Agreement or the Ancillary Agreements and, to the knowledge of each of the Partners and the Company, no other person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement.

Section 3.24. Compensation Arrangements; Officers. Schedule 3.24 contains a list of all individuals providing services to Petro Steel or the General Partner as either common law employees or leased employees (including any individual absent due to short-term disability, family or medical leave, military leave or other approved absence) identified by name, title and status (e.g., leased, disability, temporary, part-time, etc.) (the “Employees”). Schedule 3.24 of the Disclosure Schedules sets forth (a) the names, titles and current annual salary and any bonus, if applicable, of all present Employees, consultants and agents of the Company, together with a statement of the full amount of all remuneration paid by Petro Steel or the General Partner to each such person, during the twelve (12)-month periods ending December 31, 2006 and 2005, if applicable, and (b) the names and titles of all officers of the Company and the names and titles of all directors and officers of each trustee, fiduciary or plan administrators of each Benefit Plan of the Company.

Section 3.25. Relationship with Significant Customers. Neither the Company nor any Partner has received any written or oral communication or notice from any Significant Customer stating that such Significant Customer, or otherwise knows of any reason why such Significant Customer (except in connection with the termination of outstanding jobs upon their completion in the ordinary course or the expiration of existing contracts in accordance with their terms) (a) has ceased, or will cease, to use the products or services of the Company or, after the Closing, the Buyer, (b) has substantially reduced, or will substantially reduce, the use of such products or services at any time or (c) will otherwise materially and adversely modify its business relationship with the Company or, after the Closing, the Buyer. “Significant Customer” means the top ten customers of the Company by dollar volume of sales, for each of the fiscal years ended December 31, 2006 and 2005 as set forth on Schedule 3.25 of the Disclosure Schedules.

Section 3.26. Relationship with Significant Suppliers. Neither the Company nor any Partner has received any written or oral communication or notice from any Significant Supplier stating that such Significant Supplier, or otherwise knows of any reason why such Significant Supplier (except in connection with the termination of outstanding jobs upon their completion in the ordinary course or the expiration of existing contracts in accordance with their terms) (a) will stop, materially decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company or, after the Closing, the Buyer (whether as a result of the consummation of the transactions contemplated hereby or otherwise) or (b) will otherwise materially and adversely modify its business relationship with the Company or, after the Closing, the Buyer. “Significant Supplier” means the top five suppliers of the Company by dollar volume of purchase, for each of the fiscal years ended December 31, 2006 and 2005 as set forth on Schedule 3.26 of the Disclosure Schedules.

Section 3.27. Product Liability; Warranty. Neither the Company nor any other Person has agreed to become or otherwise be responsible for consequential damages or, except as disclosed in Section 3.27 of the Disclosure Schedule, made any express warranties to third parties with respect to any products created, manufactured, sold, distributed or licensed, or any services rendered, by the General Partner or Petro Steel since January 1, 2002. Except as disclosed in Section 3.27 of the Disclosure Schedule, there are no warranties (express or implied) outstanding with respect to any such products or services other than any such implied by law pursuant to Sections 2-312 and 2-314 of the Uniform Commercial Code. There are no design, manufacturing or other defects, latent or otherwise, with respect to any such products. A copy of each standard warranty of the Company is included in Section 3.27 of the Disclosure Schedule. The Company has not modified or expanded its warranty obligation to any customer beyond that set forth in such standard warranties. Except as disclosed in Section 3.27 of the Disclosure Schedule, there are no and during the last five years there have not been any disputes or controversies involving any customer, distributor, supplier or any other Person regarding the quality, merchantability or safety of or defect in, or involving a claim of breach of warranty which has not been fully resolved with respect to, or involving a claim for product liability damages (including damages resulting from pollution) directly or indirectly cause by, any product purchased, manufactured or sold by the General Partner or Petro Steel. Except as set forth in Section 3.27 of the Disclosure Schedules, neither the General Partner nor Petro Steel has incurred any expense (whether or not covered by insurance) with respect to breach or alleged breach of warranty or for “goodwill” warranty or similar expenses relating to Business products or services incurred (whether or not incurred due to an actual breach of warranty).

Section 3.28. Disclosure. No representation or warranty by any of the Partners or the Company in this Agreement, and no Ancillary Agreement, exhibit, certificate or schedule furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact or fails to state a fact necessary to make the statements made therein correct in all material respects.

Section 3.29. Acquisition for Investment. Petro Steel is acquiring the Preferred Stock and the Equity Securities for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof, except distributions of the Equity Securities to any of the Limited Partners. Except in accordance with Section 2.3, Petro Steel does not have any present intent to resell or distribute all or any part of the Preferred Stock or the Equity Securities being acquired by it hereunder.

Section 3.30. Private Placement.

(a) Petro Steel has been advised that the Preferred Stock and the Equity Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act), that neither the Preferred Stock nor the Equity Securities may be sold or otherwise disposed of unless they are registered thereunder or an exemption from registration is available and that accordingly Petro Steel will be required to bear the economic risk of the investment in the Preferred Stock and the Equity Securities for an indefinite period of time.

(b) Petro Steel has been given the opportunity to obtain any information or documents, and to ask questions and receive answers about such documents, regarding the Equity Issuer and its subsidiaries and the business and prospects of the Equity Issuer and its subsidiaries as Petro Steel deems necessary to evaluate the merits and risks related to its investment in the Preferred Stock and the Equity Securities and no representations concerning such matters or any other matters related to such investment have been made to Petro Steel except as set forth in this Agreement.

(c) Petro Steel (i) through its officers, employees and affiliates, has knowledge and experience in financial and business matters such that the Petro Steel is capable of evaluating the merits and risks of the acquisition of the Preferred Stock and the Equity Securities as contemplated by this Agreement and, (ii) is able to bear the economic risk of the investment in the Preferred Stock and the Equity Securities for an indefinite period of time and can afford to suffer a complete loss of the investment in the Preferred Stock and the Equity Securities.

(d) Petro Steel is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer hereby represent and warrant to the Company and each Partner as follows:

Section 4.1. Organization. Parent is a corporation and Buyer is a limited liability company and each of Parent and Buyer are duly organized, validly existing, and in good standing under the laws of the State of Nevada or the State of Delaware, respectively, and has all requisite corporate or limited liability company power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby.

Section 4.2. Authority. The execution, delivery, and performance by Buyer and Parent of this Agreement, and each Ancillary Agreement to which Buyer or Parent is a party, and the consummation by Buyer and Parent of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action on the part of Buyer and Parent. This Agreement has been, and each Ancillary Agreement to which Buyer and Parent is a party will be, duly and validly executed and delivered by Buyer and Parent and constitutes, or will constitute, the valid and binding obligation of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms, except as such enforcement shall be limited by bankruptcy, insolvency, moratorium, or similar law affecting creditors’ rights generally and subject to general principals of equity.

Section 4.3. No Conflict. The execution, delivery, and performance by Buyer and Parent of this Agreement and each Ancillary Agreement to which Buyer or Parent is a party, and the consummation by Buyer and Parent of the transactions contemplated hereby and thereby, does not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which Buyer or Parent is subject, (ii) violate any provision of the articles of incorporation, bylaws, limited liability company operating agreement or other corporate governance documents of Buyer and Parent or (iii) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property or give to others any interests or rights therein under any indenture, deed of trust, mortgage, loan or credit agreement, license, permit, contract, lease, or other agreement, instrument or commitment to which Buyer or Parent is a party or by which they may be bound or affected; except, in each case, for violations, breaches, defaults, required consents, terminations, accelerations, Encumbrances or rights that in the aggregate would not materially hinder or impair the ability of Buyer or Parent to perform their obligations hereunder or the consummation of the transactions contemplated hereby.

Section 4.4. Preferred Stock; Equity Securities. The Preferred Stock, when issued at the Closing, will be validly issued, fully paid and nonassessable. Upon contribution of the Preferred Stock to the Equity Issuer and execution by Petro Steel of the limited partnership agreement of the Equity Issuer in compliance with Section 2.3, Petro Steel will be the legal owner of the Equity Securities.

Section 4.5. Consents. Except as set forth on Schedule 4.5 hereof, no consent, approval, or authorization of, or exemption by, or filing with, any Governmental Authority is required to be obtained or made by Buyer or Parent in connection with the execution, delivery and performance by Buyer or Parent of this Agreement or any Ancillary Agreement to which Buyer or Parent is a party or the taking by Buyer or Parent of any other action contemplated hereby or thereby.

Section 4.6. Brokers. Neither Parent nor Buyer has retained any broker, finder or investment banking firm to act on their behalf in connection with the transactions contemplated by this Agreement.

ARTICLE V.

COVENANTS

Section 5.1. Conduct of Business Pending Closing. Except as expressly provided herein, between the date hereof and the Closing, without the prior written consent of Buyer, the Company shall, and the Partners shall cause the Company to:

(a) maintain its corporate existence, pay and discharge all debts, liabilities and obligations as they become due, and operate solely in the ordinary course in a manner consistent with past practice and in accordance with the current budget supplied to Buyer and the provisions of this Agreement and in compliance with all applicable Laws, Permits and contracts (including, without limitation, those identified in the Disclosure Schedule) in all material respects;

(b) maintain its facilities, assets, and properties in the same state of repair, order, and condition as they were on the date hereof, reasonable wear and tear excepted;

(c) maintain its books and records in accordance with past practice, and use best efforts to maintain in full force and effect all Permits and all insurance policies and binders;

(d) preserve intact the Company’s present business organization and maintain its relations and goodwill with the suppliers, customers, employees, and others having a business relationship with it;

(e) promptly advise Buyer in writing of the threat or commencement against the Company or any Partner of any Litigation known to any Partner, by, against or affecting the Company, any Partner or the Company’s operations, assets or prospects, or which challenges or may affect the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection with this Agreement or any Ancillary Agreement or the ability of the Company or any Partner to consummate the transactions contemplated herein or therein;

(f) promptly and accurately advise Buyer in writing of any event or the existence of any fact which makes untrue, or will make untrue as of the Closing, any representation or warranty of the Company or any Partner set forth in this Agreement or in any Ancillary Agreement; provided that, giving such notice shall not affect any right or remedy of Buyer existing or arising by reason of inaccuracy of any representation or warranty;

(g) prepare and file all Tax Returns of the Company in a timely manner and in accordance with past custom and practice; and

(h) continue to make capital expenditures and other expenditures in the ordinary course, consistent with past practice and otherwise consistent with the most recent budget and forecasts provided to Buyer prior to the date hereof.

Section 5.2. Negative Covenants. Except as expressly provided herein, between the date hereof and the Closing, without the prior written consent of Buyer, the Company shall not and the Partners shall not cause or permit the Company to:

(a) take any action or fail to take any action which would breach any covenant of the Company or any Partner, or cause any representation or warranty of the Company or any Partner to be untrue as of the Closing;

(b) make any change in the Company’s authorized or issued equity interests; grant any equity option or other right to purchase shares of the Company’s securities; issue or make any commitment to issue any security by the Company, including any security convertible into partnership or limited liability company interests; grant any registration rights; or purchase, redeem, retire or make any other acquisition of any shares of any securities;

(c) pay, declare or set aside any dividend or other distribution or payment on or in respect of equity interests of the Company except as set forth on Schedule 5.2(c);

(d) amend the limited partnership agreement or limited liability company operating agreement (or equivalent governing documents) of the Company;

(e) fail to pay or discharge when due any liability or obligation of the Company except as the same is contested in good faith;

(f) waive or release any material right or claim of the Company;

(g) make any commitments for capital expenditures for additions to property, plant or equipment where the payments for such commitments to be made after the Closing will be in excess of $100,000 in the aggregate;

(h) enter into any agreement, commitment or transaction that would result in a negative gross margin or otherwise generate a loss to the Company, whether or not in the ordinary course of business;

(i) enter into any agreement, commitment or transaction other than in the ordinary course of business, consistent with past practice, or which is material to the business, prospects, operations or financial condition of the Company, whether or not in the ordinary course of business;

(j) enter into any agreement, commitment or transaction with Lombard, any Partner or any affiliate of any Partner or Lombard;

(k) merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of any Person;

(l) sell, transfer, lease or otherwise dispose of any assets other than in the ordinary course of business and consistent with past practice;

(m) take any action or omit to take any action which will result in a violation of any applicable Law or cause a breach of any agreements, contracts or commitments by it which is material to its business (including, without limitation, the Contracts listed in Section 3.13.1 of the Disclosure Schedule);

(n) incur, assume or guarantee any new Debt or create any new Encumbrance on its properties or assets (other than Permitted Encumbrances);

(o) increase the wages, salary, bonus or other compensation payable to any partner, member, director, officer or employee other than in the usual and ordinary course consistent with past practice, provided that no such increase to any one Person shall exceed 5% of such Person’s annual salary;

(p) enter into or amend any employment, severance or similar agreement with any partner, member, director, officer or employee, or change the job title or make any other material change in the position or job responsibilities of any management employees of the Company;

(q) adopt or change any Benefit Plan or any employment policy relating to vacation pay, sick pay, disability coverage, severance pay or otherwise relating to any employee of the Company; or

(r) agree or commit to do any of the foregoing.

The Company shall promptly advise Buyer of any fact, condition, occurrence or change that would cause of breach of this Section 5.2 or would have a Material Adverse Effect.

Section 5.3. Access. Prior to the Closing, the Company shall, and each Partner shall cause the Company to, give Buyer and its authorized representatives reasonable access to all of its personnel, books, records (including, without limitation, the open purchase orders listed on Schedule 3.13.1 hereto), plants, offices, and other facilities and properties, and permit Buyer to make such inspections thereof as Buyer may reasonably request, and cause its officers and advisors to furnish Buyer with such financial, operating and other information regarding the Company’s business, agreements, commitments, liabilities, personnel, and properties as Buyer may reasonably request.

Section 5.4. Commercially Reasonable Efforts; HSR Act.

(a) Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable best efforts (i) to obtain any other consents or approvals as are necessary in connection with the consummation of the transactions contemplated hereby, (ii) to effect, in addition to filings discussed in Section 5.4(b), all registrations and filings as are necessary or desirable in connection with the consummation of the transactions contemplated hereby, (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought by private parties or Governmental Authorities or officials, challenging this Agreement or the consummation of the transactions contemplated hereby, and (iv) to furnish to each other such information and assistance and to consult with each other with respect to the terms of any registration, filing, application or undertaking as may be reasonably requested in connection with the foregoing.

(b) HSR Act.

(i) Each party hereto shall (i) make the filings, if any, required of it or any of its affiliates under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) in connection with this Agreement and the transactions contemplated hereby, as soon as practicable, but in any event no later than five (5) Business Days following the date hereof, (ii) comply at the earliest practicable date and after consultation with the other party hereto with any request for additional information or documentary material received by it or any of its affiliates from any applicable Governmental Authority in connection with filings required under the HSR Act, (iii) cooperate with one another in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Governmental Authority in connection with filings required under the HSR Act and (iv) use its reasonable best efforts to secure the termination of any waiting periods under the HSR Act in order to permit the consummation of the transactions contemplated hereby at the earliest possible date. Each party hereto shall promptly inform the other party of any material communication made to, or received by such party from any other Governmental Authority regarding any of the transactions contemplated hereby. The filing fees assessed under the HSR Act shall be borne by Buyer.

(c) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b) or 8.1(c) so long as such party has, up to the date of such termination, complied in all respects with its obligations under this Section 5.4.

Section 5.5. Name Change. Immediately after Closing, the Partners will cause Petro Steel and the General Partner to change their legal names to names that are not confusingly similar to “Petro Steel International, L.P.,” “Petro Steel International, LLC” or any derivation thereof.

Section 5.6. Confidentiality. Each Partner and the Company shall, and shall cause his or its affiliates and representatives to, keep confidential and not disclose to any other person or entity or use for his or its own benefit or the benefit of any other person or entity any confidential proprietary information, technology, know-how, trade secrets (including all results of research and development), product formulas, industrial designs, franchises, inventions or other intellectual property regarding Buyer or the Company or their respective business and operations (“Confidential Information”) in his or its possession or control. The obligations of the Company and each Partner under this Section 5.6 shall not apply to Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section; or (ii) is required to be disclosed by Law; provided, however, that, in any such case, the Company or a Partner, as applicable, shall notify Buyer as early as reasonably practicable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such Confidential Information.

Section 5.7. Non-Compete.

(a) During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Compete Period”), the Company and each Partner covenant and agree not to, and shall cause Lombard and their affiliates not to, directly or indirectly and anywhere in the world, conduct, manage, operate, engage in, have an ownership interest in (i) any business or enterprise engaged in selling and/or distributing prime steel plate or structurals in the offshore energy market, pressure vessel market or heavy construction equipment market or (ii) any business that uses any trademark, tradenames or slogans similar to the “Petro Steel International” trademarks, tradenames or slogans (collectively, the “Business”). Buyer acknowledges that Lombard is in the business of purchasing obsolete, damaged, surplus and excess prime steel products and reselling such products to customers including distributors and warehouses who may resell to customers in the offshore petroleum or pressure vessel market and to heavy construction equipment manufacturers, and that such sales by Lombard shall not be prohibited hereunder so long as Lombard shall not have, directly or indirectly, ordered or otherwise procured any such product to be made to specification for it.

(b) During the Non-Compete Period, the Company and each Partner shall not, and shall cause Lombard and their affiliates not to, directly or indirectly, call-on, solicit or induce, or attempt to solicit or induce, any past or present customer or other business relation of

Buyer or Petro Steel or the General Partner for the provision of products or services related to the Business or in any other manner that would otherwise interfere with business relationship between Buyer and its customers and other business relations.

(c) During the Non-Compete Period, the Company and each Partner shall not, and shall cause Lombard and their affiliates not to, directly or indirectly, call-on, solicit or induce, or attempt to solicit or induce, any employee or staff of Buyer to leave the employ of Buyer for any reason whatsoever, nor shall any Partner or the Company offer or provide employment (whether such employment is for a Partner or the Company or any other business or enterprise), either on a full-time basis or part-time or consulting basis, to any person who then currently is, or who within six months immediately prior thereto was, an employee of or staffed with Buyer or Petro Steel or the General Partner.

(d) The Company and each Partner acknowledge and agree that the provisions of this Section 5.7 are reasonable and necessary to protect the legitimate business interests of Buyer and its investment in the Acquired Assets. Neither the Company nor any Partner shall contest that Buyer’s remedies at law for any breach or threat of breach by the Company or any Partner or any of their affiliates of the provisions of this Section 5.7 will be inadequate, and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5.7 and to enforce specifically such terms and provisions, in addition to any other remedy to which Buyer may be entitled at law or equity. The restrictive covenants contained in this Section 5.7 are covenants independent of any other provision of this Agreement or any other agreement between the parties hereunder and the existence of any claim which the Company or any Partner may allege against Buyer under any other provision of the Agreement or any other agreement will not prevent the enforcement of these covenants.

(e) If any of the provisions contained in this Section 5.7 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable Law or the determination by a court of competent jurisdiction.

Section 5.8. Further Assurances.

(a) From time to time after the Closing, Buyer shall, at the request of the Company, execute and deliver any further instruments or documents and take all such further action as the Company may reasonably request in order to evidence the consummation of the transactions contemplated hereby. From time to time after the Closing, the Company and each Partner shall, at the request of Buyer, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

(b) After the Closing, the Company and each Partner shall promptly transfer or deliver to Buyer cash, checks (which shall be properly endorsed) or other property that the Company or any Partner may receive in respect of any deposit, prepaid expense, receivable or other item that constitutes part of the Acquired Assets or relates to the Assumed Liabilities. After the Closing, Buyer shall promptly transfer or deliver to the Company cash, checks (which shall be properly endorsed) or other property that Buyer may receive in respect of any item that is an Excluded Asset or relates to the Excluded Liabilities.

Section 5.9. Employee Matters.

(a) Subject to Parent’s customary pre-employment checks, Buyer will offer “at will” employment to the current employees of Petro Steel and the General Partner. Such offers will be at the compensation set out on Exhibit H hereto and will otherwise be on terms and conditions determined by Buyer in its sole discretion. In that regard, consistent with applicable law, Petro Steel and the General Partner shall provide Buyer access to their personnel records and personnel files, and shall provide such other information regarding Petro Steel’s and the General Partner’s employees (consistent with applicable law) as Buyer may reasonably request. All Employees who accept employment with Buyer shall be considered terminated employees of Petro Steel, or the General Partner, as applicable, and, with respect to Buyer shall be considered to be the “Transferred Employees.” Each Transferred Employee shall be entitled to participate in those of Buyer’s employee benefit plans for which such Transferred Employees are eligible in accordance with the terms of those plans. For purposes of determining vesting, but not for purposes of eligibility to participate or benefit accrual, under Buyer’s employee benefit plans, each Transferred Employee shall be given service credit for such Transferred Employee’s most recent uninterrupted period of service with Petro Steel or the General Partner, as applicable.

(b) Buyer will cause the Edgen Corporation 401(K) Retirement Plan (the “Edgen 401(k) Plan”) to accept the rollover, by direct or indirect rollover, as selected by each of the Transferred Employees of (1) that portion of each Transferred Employee’s accounts in the Petro Steel 401(k) Plan (the “Petro 401(k)”) that constitutes an “eligible rollover distribution” as that term is defined by section 402(c)(4) of the Code and (2) an individual retirement account maintained by a Transferred Employee that consists solely of amounts eligible under Section 408(d) of the Code to be rolled into a qualified retirement plan, provided that at the time a Transferred Employee elects such a rollover that Transferred Employee is employed by the Buyer. Any such rollover, with respect to the Petro 401(k) only, will be effected in cash and, as applicable, any notes evidencing loans from the Petro 401(k) to the Transferred Employee electing such rollover. Buyer and the Company will, and will cause the trustees of their respective 401(k) plans to, cooperate with each other with respect to the rollover of the eligible rollover distribution portions of the Transferred Employees’ account balances in the Petro 401(k) Plan to the Edgen 401(k) Plan. Transferred Employees shall be entitled to elect such rollovers, and for purposes of those rollovers only, shall be considered participants in, the Edgen 401(k) Plan effective as of the date of becoming a Transferred Employee. Eligibility to make ongoing contributions to the Edgen 401(k) Plan shall be determined in accordance with the terms of that Plan applicable to new employees of Buyer.

(c) The provisions of this Section 5.9 are for the benefit of the parties to this Agreement only and shall not be construed to grant any rights, as a third party beneficiary or otherwise, to any person who is not a party to this Agreement, nor shall any provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of Buyer or the Company to amend, modify or terminate any such employee benefit plan.

Section 5.10. Real Property Leases. At the Closing, (i) the Partners shall cause Lombard to terminate the existing Affiliate Lease with the Company and release the Company from any liability thereunder, (ii) Buyer shall, and the Partners shall cause Lombard to, enter into the Real Property Lease and (iii) the Partners shall cause Lombard to enter into such other agreements as are necessary or appropriate for Buyer to consummate the transactions contemplated by this Agreement and lease the real property from Lombard, including any landlord waivers as may be required by Buyer’s financing sources.

Section 5.11. Employment Agreement. Mr. Mullaney agrees to execute and deliver the Employment Agreement on or prior to Closing.

Section 5.12. Recapitalization. If, because the Recapitalization has not occurred on or before Closing, Petro Steel receives Equity Securities of Edgen/Murray I, Petro Steel agrees, upon consummation of the Recapitalization, to exchange such securities for the Equity Securities it would have received had the Recapitalization occurred on or before Closing.

ARTICLE VI.

CONDITIONS TO BUYER’S OBLIGATIONS

The obligation of Buyer to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

Section 6.1. Representations and Warranties True and Correct. All of the representations and warranties of the Partners and the Company contained in this Agreement, in any Ancillary Agreement or in any written certificate delivered pursuant to this Agreement, shall be true and correct on the date of this Agreement, such Ancillary Agreement or such certificate, as the case may be, and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that expressly relate to a date earlier than the Closing Date which shall continue to be true and correct as of the specified date, and except for representations and warranties that contain Material Adverse Effect or other materiality qualifications, which shall be true and correct in all respects).

Section 6.2. Covenants and Agreements Performed. The Partners and the Company shall have performed or complied with in all material respects, or delivered, all covenants, agreements (including the Ancillary Agreements), conditions or documents required by this Agreement to be performed, complied with, or delivered by or on behalf of the Partners or the Company prior to or on the Closing Date.

Section 6.3. Partners’ Closing Certificate. Buyer shall have been furnished with a certificate executed by the Company and the Partners (the “Partners’ Closing Certificate”), dated the Closing Date, certifying that the conditions set forth in Sections 6.1 and 6.2 hereof have been satisfied at or prior to the Closing Date.

Section 6.4. Expiration or Termination of HSR Periods. All waiting periods, if any, applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

Section 6.5. No Prohibition or Proceedings. No litigation, action, investigation, inquiry or request for information by any Governmental Authority and no legal or administrative proceeding shall have been instituted that (a) seeks to restrict, limit, prohibit or enjoin the transactions contemplated by this Agreement, or (b) could have a Material Adverse Effect and shall not have been disclosed to Buyer in the Disclosure Schedules to this Agreement.

Section 6.6. No Injunction or Statute. No statute, rule, regulation, executive order, decree, injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing consummation of the transactions contemplated by this Agreement shall be in effect on the Closing Date.

Section 6.7. Financing. Buyer, Parent and its affiliated entities shall have obtained the debt financing described in the draft debt commitment letter (draft dated April 3, 2007) between Edgen/Murray II, Lehman Brothers Commercial Bank, Lehman Brothers Inc. and Jefferies Finance LLC previously provided to the Company.

Section 6.8. Escrow Agreement. The Escrow Agent shall have executed and delivered the Escrow Agreement to the Company and to Buyer.

Section 6.9. Open Purchase Orders. The Company shall have made available to Buyer evidence of the open purchase orders listed in Schedule 3.13.1 hereto within 5 business days from the date of this Agreement and such purchase orders shall be reasonably satisfactory to Buyer.

ARTICLE VII.

CONDITIONS TO THE COMPANY’S AND THE PARTNERS’ OBLIGATIONS

The obligations of the Company and the Partners to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

Section 7.1. Representations and Warranties True and Correct. All of the representations and warranties of Buyer contained in this Agreement, in any Ancillary Agreement or in any written certificate delivered pursuant to this Agreement shall be true and correct on the date of this Agreement, such Ancillary Agreement or such certificate, as the case may be, and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that expressly relate to a date earlier than the Closing Date which shall continue to be true and correct as of the specified date and except for representations and warranties that contain material adverse effect or other materiality qualifications, which shall be true and correct in all respects).

Section 7.2. Covenants and Agreements Performed. Buyer shall have performed or complied with in all material respects, or delivered, all covenants, agreements (including the Ancillary Agreements), conditions or documents required by this Agreement to be performed, complied with, or delivered by Buyer prior to or on the Closing Date.

Section 7.3. Buyer Closing Certificate. The Company and the Partners shall have been furnished with a certificate executed by an officer of Buyer (the “Buyer Closing Certificate”), dated the Closing Date, certifying that the conditions set forth in Sections 7.1 and 7.2 hereof have been satisfied at or prior to the Closing Date.

Section 7.4. Expiration or Termination of HSR Periods. All waiting periods, if any, applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

ARTICLE VIII.

TERMINATION PRIOR TO CLOSING

Section 8.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) By the mutual written consent of Buyer and the Company; or

(b) By either the Company or Buyer by written notice given to the other, if the Closing has not occurred on or before June 30, 2007; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur; or

(c) By either the Company or Buyer by written notice given to the other, if there has been a material breach by (i) Buyer, in the case of notice from the Company, or (ii) any Partner or the Company, in the case of notice from Buyer, of any of the representations, warranties, covenants or agreements made by such parties in this Agreement and such breach (if curable) has not been cured within 30 days after notice of the same.

Section 8.2. Effect on Obligations. Termination of this Agreement pursuant to Section 8.1 hereof shall terminate all obligations of the parties hereunder, except for their obligations under this Section, Article X and Article XI; provided, however, that unless this Agreement has been terminated pursuant to Section 8.1(a) hereof, termination of this Agreement shall not relieve a breaching party (whether or not it is the terminating party) from any liability to the other party hereto arising from or related to its breach of any representations, warranties, covenants or agreements contained herein.

ARTICLE IX.

TAX MATTERS

Section 9.1. Allocation. Within sixty (60) days following the Closing Date, Buyer shall prepare and deliver to the Company the allocation (“Allocation”) of the Aggregate Purchase Price (together with all Assumed Liabilities required to be taken into account as consideration for the Acquired Assets for income tax purposes) among the Acquired Assets sold by the Company (and the non-competition agreement described in Section 5.7) in a manner that is consistent with the principles set forth on Schedule 9.1. Company shall notify Buyer of any objections to the Allocation within fifteen (15) days after the Company receives the Allocation. If Company does not notify Buyer of any objections to the Allocation, within that fifteen (15) day period, the Allocation shall be construed as final. If the Company notifies Buyer of an objection to the Allocation by the end of the fifteen (15) day period, and Company and Buyer are unable to resolve their differences within fifteen (15) days thereafter, then the disputed items on the Allocation shall be submitted to the Arbiter for resolution, with the costs paid fifty percent (50%) by the Company and fifty percent (50%) by the Buyer, and the Arbiter shall be instructed to deliver a finalized Allocation as soon as possible. Buyer and Company and their respective Affiliates shall report, act and file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Allocation as finally determined pursuant to the foregoing procedures. Neither Buyer, Company or any of their Affiliates shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the information set forth on the Allocation as finally determined pursuant to the foregoing procedures, unless required to do so by applicable Law.

Section 9.2. Transfer Taxes. Sales taxes, transfer taxes, stamp taxes, conveyance taxes, intangible taxes, documentary recording taxes, license and registration fees, recording fees and any similar taxes or fees imposed by any Governmental Authority, if any, imposed upon the transfer of the Acquired Assets hereunder and the filing of any instruments (the “Transfer Taxes”) shall be borne 50% by the Company and 50% by Buyer. Buyer and the Company shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangement designed to minimize any applicable Transfer Taxes.

Section 9.3. Wage Reporting. Buyer and Petro Steel and the General Partner agree to utilize the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

Section 9.4. Cooperation on Tax Matters. Buyer, the Company, and the Partners agree to furnish or cause to be furnished to each other, upon request, as promptly as is practicable, such information and assisting relating to the Company and the Acquired Assets (including without limitation access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer, the Company and the Partners shall retain all books and records with respect to Taxes for any period up to and including the Closing Date, pertaining to the Company and the Acquired Assets, for at least 7 years following the Closing Date. At the end of such period, each party shall provide the others with at least 30 days prior written notice before destroying such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.

ARTICLE X.

SURVIVAL AND INDEMNIFICATION

Section 10.1. Survival. The covenants and agreements in this Agreement or in any statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing. The representations and warranties under this Agreement or in any statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby shall survive until 18 months after the Closing, and no action or claim for Losses (as hereinafter defined) resulting from any misrepresentation or breach of warranty shall be brought or made after the survival period of such representation or warranty, except that such time limitation shall not apply to:

(a) claims for misrepresentations and breach of warranties relating to Sections 3.1 and 4.1 hereof (Organization), Sections 3.2 and 4.2 hereof (Authority), Section 3.5 (Subsidiaries) or Section 3.8(a) (Title), all of which may be asserted without time limitation; and

(b) claims for misrepresentations and breach of warranties relating to Section 3.16 hereof (Environmental Matters), Section 3.17 (Employee Benefit Matters) or Section 3.18 hereof (Taxes), which may be made until sixty (60) days after the running of the applicable statute of limitations (giving effect to any waiver or extension thereof); and

(c) claims which have been asserted and which are the subject of a written notice from the Company or any Partner to Buyer or from Buyer to the Company or any Partner, as may be applicable, prior to the expiration of the survival period applicable to such representation or warranty as provided in this Section.

Section 10.2. General Indemnification. (a) The Company and each Partner shall indemnify and defend Buyer and its directors, officers, affiliates, employees, agents and representatives, and shall hold each of them harmless from and against all Losses that are incurred or suffered by any of them in connection with or resulting from:

(i) any misrepresentation or breach of, or inaccuracy in, any representation or warranty made by any Partner or the Company in this Agreement, any Ancillary Agreement or any schedule or Disclosure Schedule furnished or to be furnished to Buyer in connection with or as contemplated by this Agreement;

(ii) any breach of any covenant made by the Company or any Partner in this Agreement, any Ancillary Agreement or any schedule or Disclosure Schedule furnished or to be furnished to Buyer in connection with or as contemplated by this Agreement;

(iii) any Excluded Liability; and

(iv) the enforcement by Buyer of its indemnification rights under this Agreement.

(b) Parent and Buyer shall jointly and severally indemnify each Partner, the Company and its officers, affiliates, employees, agents and representatives, and shall hold each of them harmless from and against all Losses that are incurred or suffered by any of them in connection with or resulting from:

(i) any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement, any Ancillary Agreement or any schedule furnished or to be furnished to the Company or any Partner in connection with or as contemplated by this Agreement;

(ii) any breach of any covenant made by Buyer in this Agreement, any Ancillary Agreement or any schedule furnished or to be furnished to the Company or any Partner in connection with or as contemplated by this Agreement;

(iii) the Assumed Liabilities; provided that there shall be no indemnification under this Section 10.2(b) for any Losses against which Buyer is entitled to indemnification pursuant to Section 10.2(a); and

(iv) the enforcement by the Company and the Partners of their indemnification rights under this Agreement.

(c) Notwithstanding the foregoing, (i) the Partners and the Company shall not be obligated to provide any such indemnification for Losses pursuant to claims (other than Third Party Claims, as hereinafter defined) for breaches of representations and warranties under Section 10.2(a)(i) hereof unless the aggregate amount of Losses incurred by Buyer exceeds Four Hundred Thousand Dollars ($400,000) (the “Threshold”), in which case the Partners and the Company will be liable for the full amount of such Losses without regard to the Threshold and (ii) Buyer shall not be obligated to provide any such indemnification for Losses pursuant to claims (other than Third Party Claims) for breaches of representations and warranties under Section 10.2(b)(i) hereof, unless the aggregate amount of Losses incurred by the Partners and the Company exceeds the Threshold, in which case Buyer will be liable for the full amount of such Losses without regard to the Threshold. The maximum aggregate obligation of (i) the Partners and the Company hereunder for Losses pursuant to claims for breaches of representations and warranties under Section 10.2(a)(i) hereof and (ii) Buyer hereunder for Losses pursuant to claims for breaches of representations and warranties under Section 10.2(b)(i) hereof, shall not exceed Twelve Million Dollars ($12,000,000) (the “Maximum”); provided, however, that the limitations in this paragraph shall not apply to Losses arising in respect of claims for misrepresentations and breach of warranties relating to Sections 3.1 and 4.1 hereof (Organization), Sections 3.2 and 4.2 hereof (Authority), Section 3.5 (Subsidiaries), or Section 3.8(a) (Title), all of which may be asserted without limitation. Each Partner’s indemnification obligation under this Section 10.2 shall be limited to one-third (1/3) of the applicable Loss.

No limitation or condition of liability provided in this Article X shall apply to fraud or intentional misrepresentation. For purposes of determining the existence of any misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement, and calculating the amount of any Losses incurred in connection with any such misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement, any and all references to material or Material Adverse Effect (or other correlative terms) shall be disregarded.

(d) (i) A party entitled to indemnification hereunder shall herein be referred to as an “Indemnitee.” A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an “Indemnitor.” As soon as is reasonable after an Indemnitee either (a) receives notice of any claim or the commencement of any action by any third party which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder (a “Third Party Claim”) or (b) sustains any Loss not involving a Third Party Claim or action which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Article X, notify such Indemnitor in writing of such claim, action or Loss, as the case may be; provided, however, that failure to notify Indemnitor shall not relieve Indemnitor of its indemnity obligation, except to the extent Indemnitor is actually prejudiced in its defense of the action by such failure. Any such notification must be in writing and must state in reasonable detail the nature and basis of the claim, action or Loss, to the extent known. Except as provided in this Section 10.2, Indemnitor shall have the right using counsel acceptable to the Indemnitee, to contest, defend, litigate or settle any such Third Party Claim which involves (and continues to involve) solely monetary damages; provided that the Indemnitor shall have notified the Indemnitee in writing of its intention to do so within fifteen (15) days of the Indemnitee having given notice of the Third Party Claim to the Indemnitor and; provided, further, that (1) the Indemnitor expressly agrees in such notice to the Indemnitee that, as between the Indemnitor and the Indemnitee, the Indemnitor shall be solely obligated to fully satisfy and discharge the Third Party Claim notwithstanding any limitation with respect to indemnification included in this Agreement; (2) the Third Party Claim is not, in the reasonable judgment of the Indemnitee, likely to result in Losses that will exceed the Maximum; (3) if reasonably requested to do so by the Indemnitee, the Indemnitor shall have made reasonably adequate provision to ensure the Indemnitee of the financial ability of the Indemnitor to satisfy the full amount of any adverse monetary judgment that may result from such third party claim; (4) assumption by the Indemnitor of such Third Party Claim could not reasonably be expected to cause a material adverse effect on the Indemnitee’s business and (5) the Indemnitor shall diligently contest the Third Party Claim (the conditions set forth in clauses (1), (2), (3), (4) and (5) being collectively referred to as the “Litigation Conditions”). The Indemnitee shall have the right to participate in, and to be represented by counsel (at its own expense) in any such contest, defense, litigation or settlement conducted by the Indemnitor; provided, that the Indemnitee shall be entitled to reimbursement therefor if the Indemnitor shall lose its right to contest, defend, litigate and settle the Third Party Claim. The Indemnitor shall not be entitled, or shall lose its right, to contest, defend, litigate and settle the Third Party Claim if the Indemnitee shall give written notice to the Indemnitor of any objection thereto based upon the Litigation Conditions.

(ii) The Indemnitor, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed). The Indemnitor shall not, without the prior written consent of the Indemnitee, enter into any compromise or settlement which commits the Indemnitee to take, or to forbear to take, any action or which does not provide for a complete release by such third party of the Indemnitee. The Indemnitee shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief. All expenses (including attorneys’ fees) incurred by the Indemnitor in connection with the foregoing shall be paid by the Indemnitor. No failure by an Indemnitor to acknowledge in writing its indemnification obligations under this Article X shall relieve it of such obligations to the extent such obligations exist.

(iii) If an Indemnitee is entitled to indemnification against a Third Party Claim, and the Indemnitor fails to accept a tender of, or assume the defense of, a Third Party Claim pursuant to this Section 10.2, the Indemnitor shall not be entitled, and shall lose its right, to contest, defend, litigate and settle such a Third Party Claim, and the Indemnitee shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim either before or after the initiation of litigation, at such time and upon such terms as the Indemnitee deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnitor. If, pursuant to this Section 10.2, the Indemnitee so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnitee shall be reimbursed on a monthly basis by the Indemnitor for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and/or settling the Third Party Claim which are incurred from time to time.

Section 10.3. Right of Offset; Priority. Without limiting any other remedies available at law or in equity, Buyer shall have the right to set off against any payments due and owing from Buyer or Parent to the Company or any Partner to the extent Buyer has suffered a Loss and has made a claim for indemnity against the Company or any Partner under this Article X, including the right to set off against any amounts owed under the Earn Out and the Note. Before seeking payment from any Partner individually for indemnity under this Article X, Buyer agrees to first seek payment for indemnity under this Article X through the Escrow Amount to the extent such Losses do not exceed the remaining amount in the Purchase Price Escrow Fund and the Indemnity Escrow Fund, less outstanding claims.

Section 10.4. Tax Treatment. Any indemnification payments under this Article X shall be treated for Tax purposes as adjustments to the Aggregate Purchase Price to the extent permitted by applicable Law. The amount of any Loss for which reimbursement is provided under this Agreement will be (i) increased to take account of any net Tax cost incurred by the reimbursed party arising from the receipt of reimbursement payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit (determined by computing Tax liability on a “with and without” basis) realized by the reimbursed party arising from the incurrence or payment of any such Loss. For purposes of this agreement, a Tax benefit is realized only when, as, and to the extent that actual cash Taxes paid to a Taxing authority are less than they would have been if the indemnifiable Loss had not occurred.

ARTICLE XI.

MISCELLANEOUS

Section 11.1. Interpretive Provisions.

(a) Whenever used in this Agreement, (i) “including” (or any variation thereof) means including without limitation and (ii) any reference to gender shall include all genders.

(b) The parties acknowledge and agree that (i) each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

Section 11.2. Entire Agreement. This Agreement (including the Disclosure Schedules and the certificates and exhibits attached hereto) together with the Ancillary Agreements constitute the sole understanding and agreement of the parties with respect to the subject matter hereof. The parties agree and acknowledge that as of the Closing Date, the Confidentiality Agreement dated August 18, 2006, by and between Cobblestone Advisors and Parent is terminated.

Section 11.3. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided however, that this Agreement may not be assigned by the Company or any Partner without the prior written consent of Buyer or be assigned by Buyer without the prior written consent of the Company, except that (i) Buyer may, at its election and provided it remains liable for its obligations hereunder, assign this Agreement to any affiliate of Buyer or Parent, and Buyer or any such assignee may make a collateral assignment of its rights (but not its obligations) under this Agreement to any lender providing financing to Buyer or Parent in connection with the Closing.

Section 11.4. Headings. The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

Section 11.5. Modification and Waiver. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions. No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

Section 11.6. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear the expenses incurred by that party incident to this Agreement and the transactions contemplated hereby, including all fees and disbursements of counsel and accountants retained by such party, whether or not the transactions contemplated hereby shall be consummated.

Section 11.7. Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given by delivery in person, by electronic facsimile transmission, by overnight courier or by registered or certified mail, postage prepaid (and shall be deemed given when delivered if delivered by hand, when transmission confirmation is received if delivered by facsimile, one Business Day after deposited with an overnight courier service if delivered by overnight courier and three days after mailing if mailed), as follows:

to the Company, to:

c/o Andrew Miller

15 St. Asaphs Road

Bala Cynwyd, PA 19004

E-mail.: almjd@aol.com

with a copy to:

Blank Rome, LLP

One Logan Square

130 N. 18th Street

Philadelphia, PA 19103-6998

Attention: Lawrence F. Flick II, Esq.

E-mail: Flick@blankrome.com

to the General Partner, to

c/o Andrew Miller

15 St. Asaphs Road

Bala Cynwyd, PA 19004

E-mail.: almjd@aol.com

with a copy to:

Blank Rome, LLP

One Logan Square

130 N. 18th Street

Philadelphia, PA 19103-6998

Attention: Lawrence F. Flick II, Esq.

E-mail: Flick@blankrome.com

to Mr. Berger, to:

Eric Berger

204 Booth Lane

Haverford, PA 19041

E-mail.: eberger@lombardmetals.com

with a copy to:

Blank Rome, LLP

One Logan Square

130 N. 18th Street

Philadelphia, PA 19103-6998

Attention: Lawrence F. Flick II, Esq.

E-mail: Flick@blankrome.com

to Mr. Mullaney, to:

David Mullaney

236 Laurel Lane

Haverford, PA 19041

E-mail.: dmullaney@petrosteel.com

with a copy to:

Blank Rome, LLP

One Logan Square

130 N. 18th Street

Philadelphia, PA 19103-6998

Attention: Lawrence F. Flick II, Esq.

E-mail: Flick@blankrome.com

to Mr. Ruttenberg, to:

John Ruttenberg

1241 Ridgewood Road

Bryn Mawr, PA 19010

E-mail: jr@lombardmetals.com

with a copy to:

Blank Rome, LLP

One Logan Square

130 N. 18th Street

Philadelphia, PA 19103-6998

Attention: Lawrence F. Flick II, Esq.

E-mail: Flick@blankrome.com

to Parent or to Buyer to:

Edgen Murray LLC

c/o Edgen Murray Corporation

18444 Highland Road

Baton Rouge, Louisiana 70809

Attention: Daniel J. O’Leary

Fax No.: (225) 756-7953

with a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2808

Attention: Carmen J. Romano, Esq.

Fax No.: (215) 994-2222

or at such other address for a party as shall be specified by like notice.

Section 11.8. Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed wholly within that jurisdiction. Each party hereto, for itself and its successors and assigns, irrevocably agrees that any suit, action or proceeding arising out of or relating to this Agreement may be instituted only in the United States District Court for the Eastern District of Pennsylvania, United States of America or in the absence of jurisdiction, the state courts located in Montgomery County, Commonwealth of Pennsylvania, and generally and unconditionally accepts and irrevocably submits to the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby from which no appeal has been taken or is available in connection with this Agreement. Each party, for itself and its successors and assigns, irrevocably waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, including any objection based on the grounds of forum non conveniens, in the aforesaid courts. Each of the parties, for itself and its successors and assigns, irrevocably agrees that all process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 11.7 hereof or at such other address of which the other parties shall have been notified in accordance with the provisions of Section 11.7 hereof, such service being hereby acknowledged by the parties to be effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

Section 11.9. Public Announcements. Neither the Company nor any Partner nor Buyer shall make any public statements, including any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld) except as may be required by law. If a public statement is required to be made by law, the parties shall consult with each other in advance as to the contents and timing thereof.

Section 11.10. No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the parties hereto and their permitted successors and assigns, and no other party shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement.

Section 11.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

ARTICLE XII.

CERTAIN DEFINITIONS

Section 12.1. “Ancillary Agreement” means any agreement, exhibit, document or certificate executed and delivered in accordance with or required by this Agreement, and any other agreement or certificate specifically identified as an Ancillary Agreement for purposes of this Agreement.

Section 12.2. “Business Day” means any day other than a day on which banks in the State of New York are required or authorized to be closed.

Section 12.3. “Code” means the Internal Revenue Code of 1986, as amended.

Section 12.4. “Contracts” means all written or oral agreements, contracts or commitments of the following types to which the Company is a party or by which the Company or any of its properties or assets is bound as of the date hereof and between the date hereof and the Closing Date: (a) any real property leases; (b) any labor or employment-related agreements; (c) any joint venture and limited partnership agreements; (d) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit; (e) agreements for the sale of goods or products or performance of services by or with any vendor (or any group of related vendors) that had annual aggregate payments exceeding $100,000 in any of the last three calendar years; (f) lease agreements for machinery and equipment, motor vehicles, or furniture and office equipment or other personal property by or with any vendor (or any group of related vendors) that had annual aggregate payments exceeding $100,000 in any of the last three calendar years; (g) agreements restricting in any manner the right of the Company to compete with any other person, or restricting the right of the Company to sell to or purchase from any other person; (h) agreements between the Company and any of its affiliates; (i) guaranties, performance, bid or completion bonds, surety and appeal bonds, return of money bonds, and surety or indemnification agreements; (j) custom bonds and standby letters of credit; (k) any license agreement or other agreements to which the Company is a party regarding any Intellectual Property of others; (l) other agreements, contracts and commitments which cannot be terminated by the Company on notice of thirty (30) days or less and without payment by the Company of less than $25,000 upon such termination; (m) powers of attorney; (n) any agreements or arrangements with any sales representatives, consultants, agents or other representatives of the Company (including sales commission agreements or arrangements); and (o) each other agreement or contract to which the Company is a party or by which it or its assets are otherwise bound which is material to its business, operation, financial condition or prospects.

Section 12.5. “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

Section 12.6. “Debt” means all principal, interest, premiums, penalties or other obligations related to (a) all indebtedness of the Company for borrowed money, (b) all obligations (contingent or otherwise) of the Company for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and consistent with past practice) (including notes payable to the sellers of such property or services), (c) all obligations of the Company evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company, (e) all obligations of the Company as lessee or lessees under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of the Company under acceptance, letter of credit or similar facilities, (g) all obligations owing pursuant to factoring agreements for accounts receivable, (h) all obligations in respect of unfunded pensions, (i) all Debt of the type referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by the Company, or in effect guaranteed directly or indirectly by the Company through an agreement (w) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (x) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (y) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (z) otherwise to assure a creditor against loss; provided, that such Debt referred under this clause (i) is of the type that would be reflected as debt on a balance sheet prepared in accordance with GAAP, (j) all Debt of the type referred to in clauses (a) through (i) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contract rights) owned by the Company, even though such person has not assumed, become liable for or guaranteed the payment of such Debt, and (k) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums or penalties payable upon repayment of any items of Debt of the type referred to in clauses (a) through (j) above.

Section 12.7. “Encumbrances” shall mean all liens, charges, mortgages, pledges, security interests or other encumbrances.

Section 12.8. “Environmental Laws” shall mean all foreign, federal, state and local laws, rules, regulations, ordinances, the common law, judgments, orders, consent agreements, work practices, standards and norms relating to (i) the protection of the environment (including air, surface and subsurface water, drinking water supplies, surface and subsurface land, the interior of any building or building component, soil and natural resources) or human health or (ii) the presence, Management, Release or threat of Release of or exposure to Hazardous Substances.

Section 12.9. “Environmental Liabilities” mean any and all losses, claims, demands, liabilities, obligations, causes of action, damages, costs and expenses, fines or penalties (including without limitation attorney fees and other defense costs), known or unknown, foreseen or unforeseen, whether contingent or otherwise, fixed or absolute, present or future asserted against or incurred by Buyer arising out of or related to (a) environmental conditions, including without limitation, (i) the presence, Release, threat of Release, Management or exposure first occurring, or as a result of facts, circumstances or events first existing or occurring, prior to the Closing of or to Hazardous Materials at, on, in or under any property now or previously owned, operated or leased by Petro Steel or the General Partner whether into the air, soil, ground or surface waters on-site or off-site or (ii) arising from the off-site or on-site transportation, storage, treatment, recycling or disposal of Hazardous Materials Managed or Released by or on behalf of Petro Steel or the General Partner or at or from any property now or previously owned, used, operated or leased by Petro Steel or the General Partner or any costs or expenses for any Remediation; or (b) any violation of any Environmental Law first existing prior to the Closing Date (including without limitation costs and expenses required to bring the Acquired Assets, Buyer or the Company into compliance with Environmental Laws and fines, penalties and defense costs incurred after the Closing Date to come into compliance with Environmental Laws).

Section 12.10. “Equity Issuer” shall mean Edgen/Murray I prior to the Recapitalization and Edgen/Murray II on and after the Recapitalization.

Section 12.11. “Equity Securities” shall mean (x) if the Recapitalization has not occurred on or before the Closing, common partnership units and preferred partnership units of Edgen/Murray I having an aggregate value, as of the Closing, of $8 million, based on the assumption that as of the Closing, the enterprise value of Edgen/Murray I is $675 million (and therefore the value of the equity of Edgen/Murray I is $675 million, less interest bearing debt, plus cash), such $8 million to be allocated among common and preferred partnership units in the same proportion as the value of the then outstanding common partnership units bears to value of the then outstanding preferred partnership units and (y) if the Recapitalization occurs on or after the Closing, partnership units of Edgen/Murray II of the same type as are issued to the Institutional Investors in the Recapitalization, and having an aggregate value of $8 million, assuming that the value of each such unit is the same as the amount paid for a unit by the Institutional Investors in the Recapitalization.

Section 12.12. “Final Customer Deposits” shall mean Closing Customer Deposits, (x) as shown in the Closing Statement if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 1.3(b) or (y) if such a Notice of Disagreement is so delivered, as agreed by the Company and Buyer pursuant to Section 1.3 or (z) if such Notice of Disagreement is so delivered and in the absence of such agreement, as shown in the Arbiter’s calculation delivered pursuant to Section 1.3.

Section 12.13. “Final Working Capital” shall mean the Closing Working Capital, (x) as shown in the Closing Statement if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 1.3(b) or (y) if such a Notice of Disagreement is so delivered, as agreed by the Company and Buyer pursuant to Section 1.3 or (z) if such Notice of Disagreement is so delivered and in the absence of such agreement, as shown in the Arbiter’s calculation delivered pursuant to Section 1.3.

Section 12.14. “Final Closing Cash Consideration” shall mean the Closing Cash Consideration, (x) as shown in the Closing Statement if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 1.3(b) or (y) if such a Notice of Disagreement is so delivered, as agreed by the Company and Buyer pursuant to Section 1.3 or (z) if such Notice of Disagreement is so delivered and in the absence of such agreement, as shown in the Arbiter’s calculation delivered pursuant to Section 1.3.

Section 12.15. “GAAP” means United States generally accepted accounting principles consistently applied throughout the relevant periods.

Section 12.16. “Governmental Authority” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity, agency, court or authority (foreign, federal, state or local) exercising executive, legislative, judicial, regulatory or administrative functions of government or any arbitrator or mediator.

Section 12.17. “Hazardous Substances” shall mean any and all hazardous or toxic substances, wastes or materials, any pollutants, contaminants, or dangerous materials (including polychlorinated biphenyls, friable asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions and radioactive materials), or any other similar substances or materials regulated under Environmental Laws.

Section 12.18. “knowledge”, “to the knowledge” or “known” and words of similar import shall mean the actual knowledge of a natural person or, with respect to a Person that is not a natural person, the actual knowledge of the officers and management of such Person, after due inquiry.

Section 12.19. “Laws” shall mean any federal, state or local law (including, without limitation, principles of common law), statute, ordinance, regulation, Permit, certificate, judgment, order, award or other determination, decision or requirement of any Governmental Authority.

Section 12.20. “Losses” shall mean any and all losses, liabilities, damages (including punitive damages), penalties, obligations, awards, fines, deficiencies, demands, interest, claims (including third party claims whether or not meritorious), costs and expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) resulting from, arising out of or incident to any matter for which indemnification is provided under this Agreement; provided, that Losses shall not include punitive damages unless payable to third parties.

Section 12.21. “Material Adverse Effect” means any circumstance or event which, individually or in the aggregate with any other circumstance or event, is or could be reasonably expected to (a) be material and adverse to the business, properties, operations, earnings, prospects, financial condition, products, assets, results of operations or liabilities of the Company taken as a whole (excluding any material adverse effect resulting from (i) changes after the date hereof in the economy in general, or to the industry in which the Company competes in general and not specifically relating to the Company, unless such changes have a materially disproportionate impact on the Company when compared to other companies in the same industries in which the Company operates, (ii) changes in Laws that affect the Company (but are applicable generally to businesses similar to the Company’s business and not just to the Company) which occur after the date of this Agreement, unless such changes have a materially disproportionate impact on the Company when compared to other companies in the same industries in which the Company operates, (iii) any change in applicable accounting requirements or principles required by GAAP which occurs after the date of this Agreement, unless such changes have a materially disproportionate impact on the Company when compared to other companies in the same industries in which the Company operates, (iv) general financial and capital market conditions (including interest rates), unless such conditions have a materially disproportionate impact on the Company when compared to other companies in the same industries in which the Company operates, or (v) any change or circumstances (including any loss of business, accounts, employees, clients, customers or other business relationships) to the extent resulting from the public announcement of this Agreement or the pendency thereafter of the transactions contemplated hereby); or (b) have a material adverse effect on the ability of the Company or any Partner to timely perform its obligations under, and consummate the transactions contemplated by, this Agreement.

Section 12.22. “Person” or “person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, other entity or group (as group is defined in Section 13(d)(3) of the Exchange Act).

Section 12.23. “Recapitalization” shall mean the series of transactions pursuant to which (i) a newly formed Delaware limited partnership to be named Edgen Murray II, L.P. (“Edgen/Murray II”) and to be controlled by funds (“Fund IV”) managed by Jefferies Capital Partners IV LLC, will acquire the direct or indirect ownership of all of the equity interests in Parent and Edgen Murray Europe Limited, a United Kingdom corporation, for an enterprise value of $675 million, and (ii) the current equity holders of Edgen/Murray, L.P., a Delaware limited partnership (“Edgen/Murray I”), including funds (“Fund III”) managed by FS Private Investments III LLC, will receive cash distributions in exchange for all their interests in Edgen/Murray I, except that management equity holders will roll over a portion of their investment into Edgen/Murray II and receive cash for the balance; the Recapitalization will be financed principally from new debt financing at Edgen/Murray II and its subsidiaries, and new cash equity investments by Fund IV and certain other institutional co-investors (Fund IV and such institutional co-investors, being the “Institutional Investors”).

Section 12.24. “Working Capital” means an amount equal to all “current assets” minus all “current liabilities,” in each case as such “current assets” and “current liabilities” are accrued and reflected on the books and records of the Company in accordance with GAAP; provided, however, that “current assets” shall not include Cash and “current liabilities” shall not include current maturities of Debt, interest accrued in respect of Debt, Taxes other than real and personal property Taxes, or Final Customer Deposits to the extent such Final Customer Deposits have reduced the Final Closing Cash Consideration.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

PETRO STEEL INTERNATIONAL, L.P.

By: Petro Steel International, LLC, its General Partner

By:	/s/ David Mullaney
Name: David Mullaney
Title: Member

PETRO STEEL INTERNATIONAL, LLC

By:	/s/ David Mullaney
Name: David Mullaney
Title: Member

LIMITED PARTNERS:

/s/ Eric Berger
ERIC BERGER

/s/ David Mullaney
DAVID MULLANEY

/s/ John Ruttenberg
JOHN RUTTENBERG

EDGEN MURRAY CORPORATION

By:	/s/ Daniel J. O’Leary
Name: Daniel J. O’Leary
Title: President & Chief Executive Officer

EDGEN MURRAY LLC

By:	/s/ Daniel J. O’Leary
Name: Daniel J. O’Leary
Title: President & Chief Executive Officer